EXHIBIT 99

ITEM 8. Financial Statements and Supplementary Data

STATEMENT OF MANAGEMENT'S RESPONSIBILITY

The financial statements and other financial information included in this report were prepared by management, which is responsible for the integrity and objectivity of presented data. The consolidated financial statements of the Company and its subsidiaries were prepared in conformity with generally accepted accounting principles and necessarily include some amounts that are based on the best estimates and judgments of management.

The Company maintains internal accounting systems and related administrative controls, along with internal audit programs, that are designed to provide reasonable assurance that the accounting records are accurate and assets are safeguarded from loss or unauthorized use. Consequently, management believes that the accounting records and controls are adequate to produce reliable financial statements.

Deloitte & Touche LLP, the Company's independent public accountants approved by the Board of Directors, as a part of its audit of the financial statements, selectively reviews and tests certain aspects of internal accounting controls solely to determine the nature, timing and extent of its audit tests. Management has made available to Deloitte & Touche LLP all of the Company's financial records and related data and believes that all representations made to the independent public accountants during its audit were valid and appropriate.

The Audit Committee of the Board of Directors, comprised of five outside directors, meets periodically with management, the internal auditors, and Deloitte & Touche LLP, jointly and separately, to ensure that appropriate responsibilities are discharged. These meetings include discussion and review of accounting principles and practices, internal accounting controls, audit results and the presentation of financial information in the annual report.

THOMAS M. PATRICK
Chairman, President and Chief Executive Officer

THOMAS A. NARDI
Senior Vice President, Chief Financial Officer and Treasurer

INDEPENDENT AUDITORS' REPORT

To Shareholders of Peoples Energy Corporation:

We have audited the accompanying consolidated balance sheets and consolidated capitalization statements of Peoples Energy Corporation and subsidiary companies (the Company) at September 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2002. Our audits also included the financial statement schedules listed in the Index at Item 15(a)2. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Energy Corporation and subsidiary companies at September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As explained in Note 1 to the financial statements, in fiscal 2002 the Company changed its accounting for acquisition, exploration and development activities related to oil and gas reserves from the full cost method to the successful efforts method and, retroactively restated the fiscal 2001 and 2000 financial statements for the change. As explained in Note 1 to the financial statements, effective October 1, 2000, the Company changed its method of accounting for derivative instruments to adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.

DELOITTE & TOUCHE LLP
Chicago, Illinois
December 12, 2002

INDEPENDENT AUDITORS' REPORT

To The Peoples Gas Light and Coke Company:

We have audited the accompanying consolidated balance sheets and consolidated capitalization statements of The Peoples Gas Light and Coke Company and subsidiary companies (hereinafter referred to as Peoples Gas, a wholly owned subsidiary of Peoples Energy Corporation) at September 30, 2002 and 2001, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended September 30, 2002. Our audits also included the financial statement schedules listed in the Index at Item 15(a)2. These consolidated financial statements and financial statement schedules are the responsibility of the management of Peoples Gas. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Gas at September 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Chicago, Illinois
December 12, 2002

INDEPENDENT AUDITORS' REPORT

To North Shore Gas Company:

We have audited the accompanying consolidated balance sheets and consolidated capitalization statements of North Shore Gas Company and subsidiary companies (hereinafter referred to as North Shore Gas, a wholly owned subsidiary of Peoples Energy Corporation) at September 30, 2002 and 2001, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended September 30, 2002. Our audits also included the financial statement schedules listed in the Index at Item 15(a)2. These consolidated financial statements and financial statement schedules are the responsibility of the management of North Shore Gas. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Shore Gas at September 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Chicago, Illinois
December 12, 2002

Peoples Energy Corporation
CONSOLIDATED STATEMENTS OF INCOME

	For fiscal years ended September 30,
	2002	2001	2000
(In Thousands, except per-share amounts)		(Restated)	(Restated)

Revenues	$ 1,482,534	$ 2,270,218	$ 1,417,533

Operating Expenses:
Cost of energy sold	782,157	1,524,492	746,619
Operation and maintenance	294,219	297,797	274,320
Depreciation, depletion and amortization	98,852	93,190	101,513
Taxes - other than income taxes	135,957	192,848	141,522
Total Operating Expenses	1,311,185	2,108,327	1,263,974

Operating Income	171,349	161,891	153,559

Equity Investment Income	10,796	43,188	17,694

Total Operating and Equity Investment Income	182,145	205,079	171,253

Other Income	14,177	21,699	5,827

Other Expense	4,491	6,382	24

Interest Expense	56,439	72,051	52,919

Earnings Before Income Taxes	135,392	148,345	124,137

Income Taxes	46,321	51,372	41,195

Income Before Cumulative Effect
of Change in Accounting Principle	89,071	96,973	82,942

Cumulative Effect of Accounting Change,
Net of Tax	-	(34)	-

Net Income	$ 89,071	$ 96,939	$ 82,942

Average Shares of Common Stock Outstanding
Basic	35,454	35,380	35,413
Diluted	35,492	35,439	35,417

Earnings Per Share of Common Stock
Basic	$ 2.51	$ 2.74	$ 2.34
Diluted	$ 2.51	$ 2.74	$ 2.34

The Notes to Consolidated Financial Statements are an integral part of these statements.

Peoples Energy Corporation
CONSOLIDATED BALANCE SHEETS

	At September 30,
(In Thousands)	2002	2001
ASSETS		(Restated)
CAPITAL INVESTMENTS:
Property, plant and equipment
Utility plant	$ 2,493,323	$ 2,432,307
Oil and gas	285,885	254,441
Other	15,422	5,107
Total property, plant and equipment	2,794,630	2,691,855
Less - Accumulated depreciation, depletion and amortization	1,020,729	949,117
Net property, plant and equipment	1,773,901	1,742,738
Investment in equity investees	154,857	160,490
Other investments	22,893	26,020
Total Capital Investments - Net	1,951,651	1,929,248

CURRENT ASSETS:
Cash and cash equivalents	5,433	65,166
Deposits	28,645	3,325
Advances to joint venture partnerships	-	147,616
Receivables -
Customers, net of reserve for uncollectible
accounts of $34,669 and $46,644, respectively	180,601	291,038
Other	42,979	109,975
Materials and supplies, at average cost	12,691	14,450
Gas in storage	86,825	86,504
Gas costs recoverable through rate adjustments	10,218	6,841
Regulatory assets of utility subsidiaries	18,274	3,881
Other	6,203	2,232
Total Current Assets	391,869	731,028

OTHER ASSETS:
Prepaid pension costs	179,678	155,566
Noncurrent regulatory assets of utility subsidiaries	167,236	114,382
Deferred charges	33,213	45,920
Total Other Assets	380,127	315,868
Total Assets	$ 2,723,647	$ 2,976,144

CAPITALIZATION AND LIABILITIES
Capitalization (see Consolidated Capitalization Statements)	$ 1,360,338	$ 1,442,922

CURRENT LIABILITIES:
Current maturities of long-term debt	90,000	100,000
Short-term debt	287,871	507,454
Accounts payable	213,912	287,483
Regulatory liabilities of utility subsidiaries	29,976	-
Dividends payable	18,495	18,171
Customer deposits	70,641	40,370
Accrued taxes	47,283	31,200
Gas costs refundable through rate adjustments	28	47,339
Accrued interest	11,582	12,570
Total Current Liabilities	769,788	1,044,587

DEFERRED CREDITS AND OTHER LIABILITIES:
Deferred income taxes	378,225	331,239
Investment tax credits	28,340	29,028
Noncurrent regulatory liabilities of utility subsidiaries, environmental and other	186,956	128,368
Total Deferred Credits and Other Liabilities	593,521	488,635

Total Capitalization and Liabilities	$ 2,723,647	$ 2,976,144

The Notes to Consolidated Financial Statements are an integral part of these statements.

Peoples Energy Corporation
CONSOLIDATED CAPITALIZATION STATEMENTS

	At September 30,
	2002	2001
(In Thousands, except shares outstanding)		(Restated)
COMMON STOCKHOLDERS' EQUITY:
Common stock, without par value -
Authorized 60,000,000 shares
Issued 35,705,106 and 35,646,244 shares, respectively	$ 301,699	$ 299,327
Retained earnings	522,381	506,589
Treasury stock (246,100 and 247,300 shares, respectively, at cost)	(6,760)	(6,793)
Accumulated other comprehensive income (loss)	(10,996)	(509)
Total Common Stockholders' Equity	806,324	798,614

LONG-TERM DEBT:
Peoples Energy Corporation
6.9% Series A, due January 15, 2011	325,000	325,000
Adjustable Rate Bonds, due August 1, 2002	-	100,000
The Peoples Gas Light and Coke Company
First and Refunding Mortgage Bonds -
6.875% Series X, due March 1, 2015	50,000	50,000
6.37% Series CC, due May 1, 2003	75,000	75,000
5-3/4% Series DD, due December 1, 2023	75,000	75,000
6.10% Series FF, due June 1, 2025	50,000	50,000
	250,000	250,000

Adjustable Rate Bonds -
Series GG, due March 1, 2030	50,000	50,000
Series HH, due March 1, 2030	50,000	50,000
Series II, due March 1, 2030	37,500	37,500
Series JJ, due March 1, 2030	37,500	37,500
Series EE, due December 1, 2023	27,000	27,000
	202,000	202,000

North Shore Gas Company
First Mortgage Bonds -
8% Series J, due November 1, 2020	24,554	24,563
6.37% Series L, due May 1, 2003	15,000	15,000
5.00% Series M, due December 1, 2028	29,460	29,745
	69,014	69,308

Subtotal	846,014	946,308

Less adjustable rate bonds classified as short-term debt	202,000	202,000
Less current maturities of long-term debt	90,000	100,000
Total Long-Term Debt	554,014	644,308

Total Capitalization	$ 1,360,338	$ 1,442,922

The Notes to Consolidated Financial Statements are an integral part of these statements.

Peoples Energy Corporation
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

				Accumulated
				Other
	Common	Treasury	Retained	Comprehensive
(In Thousands, except per-share amounts)	Stock	Stock	Earnings	Income (Loss)	Total
Fiscal 2000
Beginning Balance	$ 296,712	$ -	$ 469,134	$ (465)	$ 765,381
Comprehensive Income
Net Income			82,942		82,942
Other Comprehensive Income
Minimum pension liability adjustment				(1,992)	(1,992)
Total Comprehensive Income					80,950

Common Stock issued	1,330				1,330
Treasury Stock		(6,817)			(6,817)
Dividends declared on common stock ($1.99)			(70,584)		(70,584)
September 30, 2000 (1)	$ 298,042	$ (6,817)	$ 481,492	$ (2,457)	$ 770,260

Fiscal 2001
Comprehensive Income
Net Income			96,939		96,939
Other Comprehensive Income
Minimum pension liability adjustment				(558)	(558)
SFAS 133 transitional adjustment				(23,600)	(23,600)
Unrealized hedge gain or (loss)				26,106	26,106
Total Comprehensive Income					98,887

Common Stock issued	1,285				1,285
Treasury Stock		24			24
Dividends declared on common stock ($2.03)			(71,842)		(71,842)
September 30, 2001 (2)	$ 299,327	$ (6,793)	$ 506,589	$ (509)	$ 798,614

Fiscal 2002
Comprehensive Income
Net Income			89,071		89,071
Other Comprehensive Income
Minimum pension liability adjustment				2,524	2,524
Unrealized hedge gain or (loss)				(13,011)	(13,011)
Total Comprehensive Income					78,584

Common Stock issued	2,372				2,372
Treasury Stock		33			33
Dividends declared on common stock ($2.07)			(73,279)		(73,279)
September 30, 2002 (3)	$ 301,699	$ (6,760)	$ 522,381	$ (10,996)	$ 806,324

The Notes to Consolidated Financial Statements are an integral part of these statements.

(1) Accumulated Other Comprehensive Income balance is net of $1.6 million deferred income tax credits related to the minimum pension liabilities.
(2) Accumulated Other Comprehensive Income balance is net of $2.0 million deferred income tax credits related to the minimum pension liabilities and $1.6 million deferred income tax charges related to unrealized hedge gains.
(3) Accumulated Other Comprehensive Income balance is net of $0.3 million deferred income tax credits related to the minimum pension liabilities and $8.6 million deferred income tax charges related to unrealized hedge gains.

Peoples Energy Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For fiscal years ended September 30,
	2002	2001	2000
(In Thousands)		(Restated)	(Restated)
Operating Activities:
Net Income	$ 89,071	$ 96,939	$ 82,942
Adjustments to reconcile net income to net cash:
Depreciation, depletion and amortization
Per statement of income	98,852	93,190	101,513
Charged to other accounts	4,453	5,835	4,791
Other noncash items charged to income	(1,515)	983	-
Deferred income taxes and investment tax credits - net	42,680	(6,864)	38,763
Change in environmental and other liabilities	62,902	41,145	9,447
Change in prepaid pension costs	(25,978)	(21,674)	(38,969)
Change in noncurrent regulatory assets of utility subsidiaries	(52,854)	(44,290)	(16,745)
Change in undistributed earnings from equity investments	12,316	(7,587)	(11,545)
Major changes in key working capital accounts:
Receivables - net	177,433	(183,485)	(83,015)
Gas in storage	(321)	(1,971)	(3,023)
Gas costs recoverable through rate adjustments	(3,377)	48,025	(43,699)
Net regulatory assets/liabilities of utility subsidiaries	15,583	835	265
Customer deposits	30,271	(5,122)	(1,852)
Accounts payable	(90,719)	104,455	20,927
Accrued taxes	16,083	15,952	(22,330)
Gas costs refundable through rate adjustments	(47,311)	45,608	1,039
Other	623	(14,306)	(3,009)
Net Cash Provided by (Used In) Operating Activities	328,192	167,668	35,500

Investing Activities:
Capital spending	(200,852)	(264,202)	(242,678)
Net change in advances to joint venture partnerships	147,616	(79,174)	(68,442)
Return of capital investments	62,922	37,784	-
Deposits	(25,320)	6,766	(1,237)
Proceeds from sale of assets	1,871	5,933	-
Other	(849)	(470)	(471)
Net Cash Provided By (Used in) Investing Activities	(14,612)	(293,363)	(312,828)

Financing Activities:
Proceeds from (payment of) overdraft facility	17,148	(5,818)	5,818
Short-term debt - net	(219,583)	(60,760)	412,215
Retirement of long-term debt	(100,294)	(355)	(175,071)
Issuance of long-term debt	-	325,000	100,000
Proceeds from issuance of common stock	2,372	1,285	1,330
Dividends paid on common stock	(72,956)	(71,577)	(70,068)
Purchase of treasury stock	-	-	(6,817)
Net Cash Provided by (Used in)Financing Activities	(373,313)	187,775	267,407

Net Increase (Decrease) in Cash and Cash Equivalents	(59,733)	62,080	(9,921)
Cash and Cash Equivalents at Beginning of Year	65,166	3,086	13,007
Cash and Cash Equivalents at End of Year	$ 5,433	$ 65,166	$ 3,086

Supplemental information:
Income taxes paid, net of refunds	$ (1,306)	$ 30,600	$ 23,110
Interest paid, net of amounts capitalized	$ 56,507	$ 65,504	$ 53,452

The Notes to Consolidated Financial Statements are an integral part of these statements.

The Peoples Gas Light and Coke Company
CONSOLIDATED STATEMENTS OF INCOME

	For fiscal years ended September 30,
	2002	2001	2000
	(In Thousands)

Revenues	$ 913,523	$ 1,569,896	$ 956,609

Operating Expenses:
Gas costs	380,376	963,883	421,777
Operation and maintenance	211,156	222,540	188,919
Depreciation and amortization	62,125	61,788	75,872
Taxes, other than income taxes	118,342	170,351	124,505
Total Operating Expenses	771,999	1,418,562	811,073

Operating Income	141,524	151,334	145,536

Other Income	7,799	8,354	3,634

Interest Expense	23,673	36,737	33,640

Earnings Before Income Taxes	125,650	122,951	115,530

Income Taxes	47,832	47,692	41,954

Net Income	$ 77,818	$ 75,259	$ 73,576

The Notes to Consolidated Financial Statements are an integral part of these statements.

The Peoples Gas Light and Coke Company
CONSOLIDATED BALANCE SHEETS

	At September 30,
	2002	2001
	(In Thousands)
ASSETS
CAPITAL INVESTMENTS:
Property, plant and equipment	$ 2,150,825	$ 2,098,268
Less - Accumulated depreciation and amortization	813,909	775,750
Net property, plant and equipment	1,336,916	1,322,518
Other investments	11,724	10,683
Total Capital Investments - Net	1,348,640	1,333,201

CURRENT ASSETS:
Cash and cash equivalents	-	60,821
Deposits	21,802	-
Receivables -
Customers, net of reserve for uncollectible
accounts of $31,569 and $44,128, respectively	119,660	219,582
Intercompany receivables	20,071	3,734
Other	13,053	60,284
Materials and supplies, at average cost	8,974	9,360
Gas in storage, at last-in, first-out cost	65,364	67,152
Gas costs recoverable through rate adjustments	7,058	4,469
Regulatory assets	17,747	3,058
Other	1,354	1,684
Total Current Assets	275,083	430,144

OTHER ASSETS:
Prepaid pension costs	182,339	154,715
Noncurrent regulatory assets	138,742	92,689
Deferred charges	15,706	20,031
Total Other Assets	336,787	267,435

Total Assets	$ 1,960,510	$ 2,030,780

CAPITALIZATION AND LIABILITIES
Capitalization (see Consolidated Capitalization Statements)	$ 810,886	$ 870,630

CURRENT LIABILITIES:
Current maturities of long-term debt	75,000	-
Short-term debt	300,146	402,000
Accounts payable	126,445	198,597
Intercompany accounts payable	3,370	15,068
Regulatory liabilities	24,763	-
Dividends payable	11,913	-
Customer deposits	60,389	35,417
Accrued taxes	37,810	44,265
Gas costs refundable through rate adjustments	28	35,638
Accrued interest	5,208	5,154
Total Current Liabilities	645,072	736,139

DEFERRED CREDITS AND OTHER LIABILITIES:
Deferred income taxes	346,723	307,574
Investment tax credits	25,280	25,881
Noncurrent regulatory liabilities, environmental and other	132,549	90,556
Total Deferred Credits and Other Liabilities	504,552	424,011

Total Capitalization and Liabilities	$ 1,960,510	$ 2,030,780

The Notes to Consolidated Financial Statements are an integral part of these statements.

The Peoples Gas Light and Coke Company
CONSOLIDATED CAPITALIZATION STATEMENTS

	At September 30,
	2002	2001
(In Thousands, except shares outstanding)
COMMON STOCKHOLDER'S EQUITY:
Common stock, without par value -
Authorized 40,000,000 shares
Outstanding 24,817,566 shares	$ 165,307	$ 165,307
Retained earnings	471,070	458,338
Accumulated other comprehensive income (loss)	(491)	(3,015)
Total Common Stockholder's Equity	635,886	620,630

LONG-TERM DEBT:
First and Refunding Mortgage Bonds -
6.875% Series X, due March 1, 2015	50,000	50,000
6.37% Series CC, due May 1, 2003	75,000	75,000
5-3/4% Series DD, due December 1, 2023	75,000	75,000
6.10% Series FF, due June 1, 2025	50,000	50,000
	250,000	250,000
Adjustable Rate Bonds -
Series GG, due March 1, 2030	50,000	50,000
Series HH, due March 1, 2030	50,000	50,000
Series II, due March 1, 2030	37,500	37,500
Series JJ, due March 1, 2030	37,500	37,500
Series EE, due December 1, 2023	27,000	27,000
	202,000	202,000

Subtotal	452,000	452,000

Less adjustable rate bonds classified as short-term debt	202,000	202,000
Less current maturities of long-term debt	75,000	-
Total Long-Term Debt	175,000	250,000

Total Capitalization	$ 810,886	$ 870,630

The Notes to Consolidated Financial Statements are an integral part of these statements.

The Peoples Gas Light and Coke Company
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

			Accumulated
			Other
	Common	Retained	Comprehensive
(In Thousands, except per share amounts)	Stock	Earnings	Income (Loss)	Total
Fiscal 2000
Beginning Balance	$ 165,307	$ 433,558	$ (465)	$ 598,400
Comprehensive Income
Net Income		73,576		73,576
Other Comprehensive Income
Minimum pension liability adjustment			(1,992)	(1,992)
Total Comprehensive Income				71,584

Dividends declared on common stock		(64,029)		(64,029)
September 30, 2000 (1)	$ 165,307	$ 443,105	$ (2,457)	$ 605,955

Fiscal 2001
Comprehensive Income
Net Income		75,259		75,259
Other Comprehensive Income
Minimum pension liability adjustment			(558)	(558)
Total Comprehensive Income				74,701

Other		(463)		(463)
Dividends declared on common stock		(59,563)		(59,563)
September 30, 2001 (1)	$ 165,307	$ 458,338	$ (3,015)	$ 620,630

Fiscal 2002
Comprehensive Income
Net Income		77,818		77,818
Other Comprehensive Income
Minimum pension liability adjustment			2,524	2,524
Total Comprehensive Income				80,342

Other		(312)		(312)
Dividends declared on common stock		(64,774)		(64,774)
September 30, 2002 (1)	$ 165,307	$ 471,070	$ (491)	$ 635,886

The Notes to Consolidated Financial Statements are an integral part of these statements.

(1) Accumulated Other Comprehensive Income balance is net of $0.3 million, $2.0 million and $1.6 million of deferred income tax credits at September 30, 2002, 2001 and 2000, respectively.

The Peoples Gas Light and Coke Company
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For fiscal years ended September 30,
	2002	2001	2000
	(In Thousands)
Operating Activities:
Net Income	$ 77,818	$ 75,259	$ 73,576
Adjustments to reconcile net income to net cash:
Depreciation and amortization
Per statement of income	62,125	61,788	75,872
Charged to other accounts	3,980	5,366	3,980
Other noncash items charged (credited) to income	(1,748)	(5,323)	-
Deferred income taxes and investment tax credits - net	34,503	(7,935)	38,737
Change in environmental and other liabilities	47,037	34,423	8,073
Change in prepaid pension costs	(27,624)	(23,431)	(37,823)
Change in noncurrent regulatory assets	(46,053)	(42,921)	(10,798)
Major changes in key working capital accounts:
Receivables - net	130,816	(130,859)	(56,925)
Gas in storage	1,788	3,749	(6,261)
Gas costs recoverable through rate adjustments	(2,589)	40,743	(36,431)
Net regulatory assets/liabilities	10,074	798	(5,065)
Customer deposits	24,972	(2,947)	(2,946)
Accounts payable	(100,583)	84,408	19,249
Accrued taxes	(6,455)	25,491	(14,807)
Gas costs refundable through rate adjustments	(35,610)	33,907	1,039
Other	6,504	(969)	(5,167)
Net Cash Provided by (Used in) Operating Activities	178,955	151,547	44,303

Investing Activities:
Capital spending	(81,343)	(87,465)	(97,400)
Deposits	(21,802)	-	-
Other	(519)	(39)	(339)
Proceeds from sale of assets	1,871	5,933	-
Net Cash Provided by (Used in) Investing Activities	(101,793)	(81,571)	(97,739)

Financing Activities:
Proceeds from (payment of) overdraft facility	16,733	(5,818)	5,818
Short-term debt - net	(101,854)	56,225	302,785
Retirement of long-term debt	-	-	(175,000)
Dividends paid on common stock	(52,862)	(59,562)	(83,883)
Net Cash Provided by (Used in) Financing Activities	(137,983)	(9,155)	49,720

Net Increase (Decrease) in Cash and Cash Equivalents	(60,821)	60,821	(3,716)
Cash and Cash Equivalents at Beginning of Year	60,821	-	3,716
Cash and Cash Equivalents at End of Year	$ -	$ 60,821	$ -

Supplemental information:
Income taxes paid, net of refunds	$ 11,993	$ 31,364	$ 17,199
Interest paid, net of amounts capitalized	$ 22,987	$ 34,149	$ 34,289

The Notes to Consolidated Financial Statements are an integral part of these statements.

North Shore Gas Company
CONSOLIDATED STATEMENTS OF INCOME

	For fiscal years ended September 30,
	2002	2001	2000
	(In Thousands)

Revenues	$ 156,734	$ 274,516	$ 157,446

Operating Expenses:
Gas costs	83,468	194,969	84,384
Operation and maintenance	29,972	27,893	36,166
Depreciation	6,654	6,562	8,833
Taxes - other than income taxes	13,423	16,433	13,485
Total Operating Expenses	133,517	245,857	142,868

Operating Income	23,217	28,659	14,578

Other Income	2,665	368	377

Interest Expense	5,045	5,434	5,114

Earnings Before Income Taxes	20,837	23,593	9,841

Income Taxes	7,916	9,013	3,657

Net Income	$ 12,921	$ 14,580	$ 6,184

The Notes to Consolidated Financial Statements are an integral part of these statements.

North Shore Gas Company
CONSOLIDATED BALANCE SHEETS

	At September 30,
	2002	2001
ASSETS	(In Thousands)
CAPITAL INVESTMENTS:
Property, plant and equipment	$ 342,498	$ 334,039
Less - Accumulated depreciation	131,523	127,278
Net property, plant and equipment	210,975	206,761
Other investments	22	22
Total Capital Investments - Net	210,997	206,783

CURRENT ASSETS:
Cash and cash equivalents	-	3,475
Deposits	5,062	-
Receivables -
Customers, net of reserve for uncollectible
accounts of $493 and $1,341, respectively	13,479	21,472
Intercompany receivables	5,608	94
Other	670	525
Materials and supplies, at average cost	1,708	2,001
Gas in storage, at last-in, first-out cost	8,796	8,774
Gas costs recoverable through rate adjustments	3,160	2,371
Regulatory assets	527	823
Other	234	385
Total Current Assets	39,244	39,920

OTHER ASSETS:
Prepaid pension costs	-	1,866
Noncurrent regulatory assets	28,494	21,693
Deferred charges	3,353	4,735
Total Other Assets	31,847	28,294

Total Assets	$ 282,088	$ 274,997

CAPITALIZATION AND LIABILITIES
Capitalization (see Consolidated Capitalization Statements)	$ 156,497	$ 170,002

CURRENT LIABILITIES:
Current maturities of long-term debt	15,000	-
Short-term debt	2,210	-
Accounts payable	16,864	19,154
Regulatory liabilities	5,213	-
Intercompany accounts payable	3,544	5,688
Customer deposits	10,221	4,999
Accrued taxes	2,201	913
Gas costs refundable through rate adjustments	-	11,702
Accrued interest	1,704	1,712
Total Current Liabilities	56,957	44,168

DEFERRED CREDITS AND OTHER LIABILITIES:
Deferred income taxes	26,769	25,297
Investment tax credits	3,061	3,146
Noncurrent regulatory liabilities, environmental and other	38,804	32,384
Total Deferred Credits and Other Liabilities	68,634	60,827

Total Capitalization and Liabilities	$ 282,088	$ 274,997

The Notes to Consolidated Financial Statements are an integral part of these statements.

North Shore Gas Company
CONSOLIDATED CAPITALIZATION STATEMENTS

	At September 30,
	2002	2001
(In Thousands, except shares outstanding)
COMMON STOCKHOLDER'S EQUITY:
Common stock, without par value -
Authorized 5,000,000 shares
Outstanding 3,625,887 shares	$ 24,757	$ 24,757
Retained earnings	77,726	75,937
Total Common Stockholder's Equity	102,483	100,694

LONG-TERM DEBT:
First Mortgage Bonds -
8% Series J, due November 1, 2020	24,554	24,563
6.37% Series L, due May 1, 2003	15,000	15,000
5.00% Series M, due December 1, 2028	29,460	29,745
Subtotal	69,014	69,308

Less current maturities of long-term debt	15,000	-
Total Long-Term Debt	54,014	69,308

Total Capitalization	$ 156,497	$ 170,002

The Notes to Consolidated Financial Statements are an integral part of these statements.

North Shore Gas Company
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

	Common	Retained
(In Thousands, except per share amounts)	Stock	Earnings	Total
Fiscal 2000
Beginning Balance	$ 24,757	$ 72,142	$ 96,899
Net Income		6,184	6,184
Dividends declared on common stock		(8,992)	(8,992)
September 30, 2000	$ 24,757	$ 69,334	$ 94,091

Fiscal 2001
Net Income		14,580	14,580
Dividends declared on common stock		(7,977)	(7,977)
September 30, 2001	$ 24,757	$ 75,937	$ 100,694

Fiscal 2002
Net Income		12,921	12,921
Dividends declared on common stock		(11,132)	(11,132)
September 30, 2002	$ 24,757	$ 77,726	$ 102,483

The Notes to Consolidated Financial Statements are an integral part of these statements.

North Shore Gas Company
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For fiscal years ended September 30,
	2002	2001	2000
	(In Thousands)
Operating Activities:
Net Income	$ 12,921	$ 14,580	$ 6,184
Adjustments to reconcile net income to net cash:
Depreciation
Per statement of income	6,654	6,562	8,833
Charged to other accounts	466	466	811
Deferred income taxes and investment tax credits - net	1,520	753	225
Change in environmental and other liabilities	8,437	429	1,375
Change in prepaid pension costs	(284)	649	(769)
Change in noncurrent regulatory assets	(6,801)	(402)	(335)
Major changes in key working capital accounts:
Receivables - net	2,334	(8,380)	(1,334)
Gas in storage	(22)	92	(74)
Gas costs recoverable through rate adjustments	(789)	7,283	(7,268)
Net regulatory assets/liabilities	5,509	38	(284)
Customer deposits	5,222	121	(440)
Accounts payable	(4,849)	(2,103)	497
Accrued taxes	1,288	(1,630)	(1,495)
Gas costs refundable through rate adjustments	(11,702)	11,702	-
Other	1,818	(749)	681
Net Cash Provided by (Used in) Operating Activities	21,722	29,411	6,607

Investing Activities:
Capital spending	(11,334)	(10,378)	(10,829)
Deposits	(5,062)	-	-
Net Cash Provided by (Used in) Investing Activities	(16,396)	(10,378)	(10,829)

Financing Activities:
Proceeds from (payment of) overdraft facility	415	-	-
Short-term debt - net	2,210	(7,375)	7,375
Retirement of long-term debt	(294)	(355)	(71)
Dividends paid on common stock	(11,132)	(7,977)	(11,131)
Net Cash Provided by (Used in) Financing Activities	(8,801)	(15,707)	(3,827)

Net Increase (Decrease) in Cash and Cash Equivalents	(3,475)	3,326	(8,049)
Cash and Cash Equivalents at Beginning of Year	3,475	149	8,198
Cash and Cash Equivalents at End of Year	$ -	$ 3,475	$ 149

Supplemental information:
Income taxes paid, net of refunds	$ 5,206	$ 6,134	$ 2,921
Interest paid, net of amounts capitalized	$ 4,549	$ 4,732	$ 4,657

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Principles of Consolidation

Peoples Energy Corporation (the Company) is solely a holding company whose income is derived principally from its utility subsidiaries. The utilities are primarily engaged in the sale and transportation of natural gas to residential, commercial and industrial customers in the Chicago and northeast section of Illinois. It also engages in Midstream Services, Power Generation, Retail Energy Services and Oil and Gas Production.

All subsidiaries are included in the consolidated financial statements. All significant intercompany transactions have been eliminated in consolidation. Investments for which the Company's subsidiaries have at least a 20 percent interest, but less than a majority ownership, and partnerships in which the Company has less than a majority interest are accounted for under the equity method. Certain items previously reported for years prior to 2002 have been reclassified to conform to the current-year presentation. (See Note 1H.)

The Company was a 50 percent partner with Enron Midwest in enovate until March 29, 2002 when Enron's interest in the partnership was purchased by the Company. From late March and until its dissolution in September 2002, enovate was reported as a wholly owned subsidiary instead of an investment accounted for under the equity method.

B. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. Revenue Recognition

Gas and electricity sales and transportation revenues are recorded on the accrual basis for all gas and electricity delivered during the month, including an estimate for gas and electricity delivered but unbilled at the end of each month. The amount of accrued unbilled revenues at September 30, 2002 and 2001, for the Company was $32.1 million and $33.1 million, respectively. The amount of accrued unbilled revenues at September 30, 2002 and 2001, for Peoples Gas was $21.0 million and $22.5 million, respectively. The amount of accrued unbilled revenues at September 30, 2002 and 2001, for North Shore Gas was $3.4 million and $3.5 million, respectively.

D. Weather Insurance

The Company is partially protected from the impact of unusually mild weather by a five-year weather insurance policy purchased in fiscal year 2000. The weather insurance program protects earnings when weather falls below 6,000 degree days per fiscal year or about seven percent warmer than normal with payments limited to a maximum of $12.0 million per year and $36.0 million over the life of the policy. Through September 30, 2002, the Company has recorded $17.1 million in weather insurance revenue. The Company retains all upside revenue potential when weather is colder than normal. On a monthly basis, the Company amortizes the premium based on the normal 30-year average temperature and applies the intrinsic value method to measure the contract at an interim balance sheet date. The contract settles annually at the fiscal year-end. The insurance proceeds are reported as revenue.

E. Comprehensive Income

Comprehensive income is the total of net income and all other nonowner changes in equity (other comprehensive income). Comprehensive income includes net income plus the effect of additional pension liability not yet recognized as net periodic pension cost and the unrealized hedge gain or loss on derivative instruments. The Company has reported AOCI in its Consolidated Statements of Stockholders' Equity.

F. Income Taxes

The Company follows the asset and liability method of accounting for deferred income taxes. Under this method, deferred income taxes have been recorded using currently enacted tax rates for the differences between the tax basis of assets and liabilities and the basis reported in the financial statements. Due to the effects of regulation on Peoples Gas and North Shore Gas, certain adjustments made to deferred income taxes are, in turn, debited (credited) to regulatory assets (liabilities). (See Note 10C.)

Each utility subsidiary within the consolidated group nets its income tax-related regulatory assets and liabilities. At September 30, 2002 and 2001, net regulatory income tax assets for the Company and Peoples Gas recorded in other assets and other receivables amounted to $18.7 million and $18.8 million, respectively, while net regulatory income tax liabilities for the Company and North Shore Gas recorded in other liabilities equaled $3.4 million and $3.9 million, respectively.

Investment tax credits have been deferred and are being amortized to income over the remaining book lives of related property.

As a result of qualified production from oil and gas reserves that were acquired in December 1999, the Company recognized $4.5 million, $4.7 million and $3.8 million of Section 29 tax credits in fiscal 2002, 2001 and 2000, respectively. Future production credits are scheduled to expire on December 31, 2002.

G. Property, Plant and Equipment

Property, plant and equipment is stated at original cost and includes appropriate amounts of capitalized labor costs, payroll taxes, employee benefit costs, administrative costs and an allowance for funds used during construction or capitalized interest as appropriate.

H. Oil and Gas Production Properties/Change in Accounting

In the first quarter of fiscal 2002, the Company elected to change its method of accounting for oil and gas properties from the full cost method to the successful efforts method. Under the successful efforts method, the cost of exploratory dry holes and other exploration costs are expensed in the period they occur, whereas under the full cost method these costs are capitalized and amortized over future production. In accordance with GAAP, previously reported results have been restated. The impact of the restatement resulted in a reduction in net income of $0.1 million and $3.5 million ($0.10 per share) for fiscal years 2001 and 2000, respectively. The total effect of the restatement on years prior to fiscal 2000 was $3.3 million ($0.09 per share).

I. Depreciation, Depletion and Amortization

The Company's utility subsidiaries charge the cost of maintenance and repairs of property and minor renewals and improvements of property to maintenance expense. When depreciable property is retired, its original cost is charged to the accumulated provision for depreciation. The provision for depreciation substantially reflects the systematic amortization of the original cost of depreciable property, net of the accumulated reserve for depreciation, over the estimated composite remaining useful lives on the straight-line method. Additionally, actual dismantling cost, net of salvage, is recorded as depreciation expense in the month incurred.

In August 2000, Peoples Gas and North Shore Gas filed petitions with the Commission requesting approval of revised depreciation rates, based on average service life studies. In November 2000, the Commission issued orders approving the filed rates, which reduced depreciation expense by $17.2 million in fiscal year 2001.

Diversified businesses' depreciable property, other than oil and gas producing properties, is amortized over its estimated useful lives. Gains and losses are recognized at the time of asset sale or disposition.

The consolidated provision for depreciation and amortization for the Company, expressed as an annual percentage of the original cost of depreciable property, was 3.5 percent, 3.5 percent and 4.0 percent for fiscal years 2002, 2001 and 2000, respectively. For Peoples Gas the annual percentage was 3.2 percent, 3.3 percent and 3.8 percent for fiscal years 2002, 2001 and 2000, respectively. For North Shore Gas the annual percentage was 2.2 percent, 2.2 percent and 3.1 percent for fiscal years 2002, 2001 and 2000, respectively.

In the case of oil and gas producing properties, the Company is amortizing the capitalized costs by utilizing the successful efforts method of accounting on an overall units-of-production method based on total estimated proved oil and gas reserves. The fiscal 2002, 2001 and 2000 average rate of depletion was $1.40, $1.39 and $1.23 per Mcf equivalent unit of production, respectively.

J. Gas in Storage

The Company's utility subsidiaries price storage injections at the fiscal-year average of the costs of natural gas supply purchased. Withdrawals from storage for the utilities are priced on the last-in, first-out (LIFO) cost method. The estimated replacement cost of gas in inventory at September 30, 2002 and 2001, exceeded the LIFO cost by approximately $131.2 million and $20.1 million, respectively. The Retail Energy Services and Midstream Services segments account for gas in inventory using the average cost method.

The estimated replacement cost of gas in inventory for Peoples Gas at September 30, 2002 and 2001 exceeded the LIFO cost by approximately $109.3 million and $14.7 million, respectively.

The estimated replacement cost of gas in inventory for North Shore Gas at September 30, 2002 and 2001 exceeded the LIFO cost by approximately $21.9 million and $5.4 million, respectively.

Both Peoples Gas and North Shore Gas' calculation use a year end Chicago citygate gas price of $4.04 for fiscal year 2002 and $1.87 for fiscal year 2001.

K. Regulated Operations

Peoples Gas' and North Shore Gas' utility operations are subject to regulation by the Commission. Regulated operations are accounted for in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." This standard controls the application of GAAP for companies whose rates are determined by an independent regulator such as the Commission. Under this standard, certain costs or revenues are deferred on the Balance Sheet until recovered or refunded through rates.

The following regulatory assets and liabilities of Peoples Gas and North Shore Gas were reflected on the Consolidated Balance Sheets at September 30:

	Peoples Gas		North Shore Gas
	September 30,		September 30,
	2002	2001	2002	2001
	(In Thousands)
Regulatory assets of subsidiaries
Environmental costs, net of recoveries (see Note 5A)	$ 133,361	$ 72,428	$ 27,436	$ 20,902
Income tax (see Note 1F)	18,702	18,842	-	-
Discount, premium, expenses and loss on reacquired bonds	4,227	4,477	1,535	1,614
Price protection program	199	-	51	-
Total regulatory assets of subsidiaries	156,489	95,747	29,022	22,516

Regulatory liabilities of subsidiaries
Income tax (see Note 1F)	-	-	3,388	3,850
Price protection program	25,996	-	5,424	-
Total regulatory liabilities of subsidiaries	25,996	-	8,812	3,850

Net regulatory assets of subsidiaries	$ 130,493	$ 95,747	$ 20,210	$ 18,666

L. Recovery of Gas Costs

Under the tariffs of Peoples Gas and North Shore Gas, all reasonably incurred gas costs are recoverable from customers. The difference for any month between costs recoverable through the Gas Charge and the actual amount billed to customers under the Gas Charge is recovered from or refunded to customers through future adjustments to the Gas Charge. Such difference for any month is recorded either as a current asset or as a current liability (with a contra entry to Gas Costs). Gas costs consist of two types - Commodity and Non-Commodity costs. The two types are tracked independently and may cause both an account receivable from and an account payable to customers.

For each utility subsidiary, the Commission conducts annual proceedings regarding the reconciliation of revenues from the Gas Charge and related gas costs. In these proceedings, the accuracy of the reconciliation of revenues and costs is reviewed and the prudence of gas costs recovered through the Gas Charge is examined by interested parties. If the Commission were to find that the reconciliation was inaccurate or any gas costs were imprudently incurred, the Commission would order the utility to refund the affected amount to customers through subsequent Gas Charge filings. The proceedings are typically initiated shortly after the close of the fiscal year and take at least a year to 18 months to complete. Proceedings regarding Peoples Gas and North Shore Gas for the fiscal year 2001 costs are currently pending before the Commission. In the proceeding regarding Peoples Gas, the Staff has raised concerns about the prudence of gas costs associated with gas that Peoples Gas resold as part of its normal operational practices. The Staff has not yet submitted evidence or made a specific recommendation, but as part of the discovery process, it filed a motion to compel the production of certain information about these transactions and their possible relationship to Peoples Gas' affiliates. The Commission's Administrative Law Judge has not ruled on the motion, which Peoples Gas is contesting. Peoples Gas submitted additional direct evidence on October 16, 2002. On November 19, 2002, the Administrative Law Judge set a schedule for further proceedings in this matter. An order from the Commission is not expected before the third quarter of calendar 2003. Peoples Gas believes that its gas costs were prudently incurred but cannot predict the outcome of the proceedings. Fiscal year 2002 gas charge reconciliation cases were initiated on November 7, 2002.

M. Recovery of Costs of Environmental Activities Relating to Former Manufactured Gas Operations

For each utility subsidiary, the Commission conducts annual proceedings regarding the reconciliation of revenues from the operation of a rate mechanism approved by the Commission and known as "Rider 11 - Adjustment for Incremental Costs of Environmental Activities" and related environmental costs. In these proceedings, the accuracy of the reconciliation of revenues and costs is reviewed and the prudence of environmental costs recovered through Rider 11 is examined by interested parties. If the Commission were to find that the reconciliation was inaccurate or any environmental costs were imprudently incurred, the Commission would order the utility to refund the affected amount to customers through subsequent Rider 11 filings. The proceedings are typically initiated after the close of the fiscal year and take at least a year to 18 months to complete. Proceedings regarding Peoples Gas and North Shore Gas for the fiscal year 2001 costs are final and the Commission has accepted the 2001 costs as reported. (See Note 5A.)

N. Accounting for Gas Supply Contracts

In October 1999, Peoples Gas and North Shore Gas entered into gas purchase and agency agreements with Enron. Under the terms of the agreements, Enron sold and delivered gas to Peoples Gas and North Shore Gas covering baseload requirements plus incremental quantities as needed. In conjunction with these agreements, during fiscal 2000 Enron purchased from Peoples Gas and North Shore Gas specified quantities of the gas that Peoples Gas and North Shore Gas were obligated to buy from their suppliers under existing contracts. Enron purchased these gas supplies at the same point and the same time as they were delivered to Peoples Gas and North Shore Gas, at a sales price exactly matching the purchase price from suppliers. Contractually, Peoples Gas and North Shore Gas took title to the gas when it was delivered, at which point title passed to Enron. The Company recorded the purchases from Enron as gas purchases and netted the applicable purchases from the suppliers with the sales to Enron. Fiscal 2001 and a portion of 2002 purchases were taken directly from Enron.

O. Derivative Instruments and Hedging Activities

The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended by SFAS No. 137 and SFAS No. 138 (collectively "SFAS No. 133") on October 1, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the Balance Sheet as either an asset or liability measured at its fair value. Changes in the derivative's fair value are recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results of the hedged item on the Income Statement. As a result of adopting the standard, the Company recorded a "Cumulative Effect of Accounting Change" transitional adjustment. The transitional impact on the financial statements of adopting SFAS No. 133 as of October 1, 2000, was to reduce earnings by $34,000, net of tax; reduce AOCI by $23.6 million, net of tax; record a liability of $40.0 million; record an increase in investment in equity investees of $0.9 million and record deferred taxes of $15.5 million.

For cash flow hedges, the change in the derivative's fair value, net of applicable taxes, is recorded on the Balance Sheet in AOCI with a contra entry to an asset or liability as appropriate. At the time the hedged transaction is recorded on the Income Statement, the current value of the derivative is transferred from AOCI to the Income Statement. During the life of the hedge, any ineffectiveness, as defined, is recorded immediately in earnings.

For fair value hedges, the change in the value of the derivative is recorded immediately in earnings in the same month. The change in the fair value of the hedged asset or liability is also recorded immediately in earnings.

The Company records all hedging gains and losses in the same Income Statement category as the underlying hedged transaction. The fair value of the derivative, until settled, is recorded in other receivables, deferred charges, accounts payable or deferred credits and other liabilities based on the current value and the projected settlement dates of the hedges.

The Company has hedged various anticipated cash flow transactions through December 2006. The majority of these hedges are related to the Company's forecasted sales of produced oil and gas of its Oil and Gas subsidiary. During the 12 months ended September 30, 2002, the Company recorded in earnings a $5.4 million gain ($3.3 million, net of tax) related to hedge activity. The majority of this activity was previously recorded in AOCI with the exception of gains and losses attributable to hedges entered into during the current fiscal year, which accounted for a $2.0 million net loss. The Company anticipates reclassifying, in the next 12 months, $1.8 million of deferred gains from AOCI into earnings, as calculated using commodity prices at September 30, 2002. As of September 30, 2002, the Company has $23.2 million of derivative liabilities, $40.3 million of derivative assets and has cumulative deferred losses in AOCI of $7.4 million, net of taxes. The Company also records adjustments to AOCI to reflect its share of AOCI amounts recorded by partnerships related to their hedging activity. The Company records an offsetting amount to its investment in the partnership.

During fiscal 2002, the Midstream Services segment entered into a fair value hedge of inventory it holds in connection with its fuel manager obligation for the Elwood facility. Changes in the value of the derivatives are recorded in gas costs with a simultaneous entry to gas costs for any change in the fair value of the physical inventory being hedged. This hedge had an immaterial effect on fiscal year results.

Peoples Gas and North Shore Gas use derivative transactions to help mitigate volatility in their respective gas charges. Since these derivative instruments are not designated as hedges and are employed to support gas costs charged to regulated gas customers, the accounting for these derivative instruments is subject to SFAS No. 71. Any gains or losses associated with this activity will be included in gas costs passed through to utility customers offsetting actual cost of gas purchased. As of September 30, 2002, the balance in regulatory liabilities related to these transactions for Peoples Gas and North Shore Gas was $26.0 million and $5.4 million, respectively. Peoples Gas has $0.3 million recorded in regulatory assets related to this program.

Derivative hedges with Enron, which were deemed ineffective in the first quarter of fiscal 2002, were collected in the second quarter and the Company has no further exposure to Enron with respect to these hedges.

P. Cash and Cash Equivalents and Statement of Cash Flows

For purposes of reporting cash flows, the Company considers all highly liquid financial instruments with an original maturity of three months or less to be cash equivalents.

Under the Company's cash management practices, checks issued pending clearance that result in overdraft balances for accounting purposes are included in the accounts payable balance and total $17.1 ($16.7 million for Peoples Gas and $0.4 million for North Shore Gas) as of September 30, 2002. There was no overdraft at September 30, 2001.

Q. Recent Accounting Pronouncements

Accounting Standards Adopted within the Current Fiscal Year. During July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill amortization ceases when the new standard is adopted. The new rules also require an initial goodwill impairment assessment of intangible assets with indefinite lives in the year of adoption and an annual impairment test of those assets thereafter. The Company, Peoples Gas and North Shore Gas adopted SFAS No. 142, effective October 1, 2001. However, the Company and its subsidiaries have no goodwill on their books resulting from acquisitions and the Company also has no recorded intangible assets that have indefinite lives. Therefore, adoption of SFAS Nos. 141 and 142 had no impact.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company elected early adoption, which did not have a material effect on its financial condition or results of operations.

2: BUSINESS SEGMENTS

The Company has six business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, Oil and Gas Production and Other. Operating income also includes the effect of corporate activities and consolidating adjustments.

The Company has determined its business segments based on regulation and on type of products or services and activity related to those products or services, such as production versus marketing of natural gas. These segments are consistent with how the Company's senior management develops overall strategy for the Company. The financial performance of each segment is evaluated based on its operating and equity investment income before interest expense, other income and expense and income taxes. The accounting policies of the six segments are the same as those described in Note 1 of the Notes to Consolidated Financial Statements. No single customer represents more than 10 percent of consolidated revenues. All of the segments' reportable revenues are derived from sources within the United States and all segments' reportable long-lived assets are located in the United States.

The Gas Distribution segment is the Company's core business. Its two regulated utilities purchase, store, distribute, sell and transport natural gas to approximately one million retail customers through a 6,000-mile distribution system serving the City of Chicago and 54 communities in northeastern Illinois. The Company also owns a storage facility in central Illinois and a pipeline which connects the facility and six major interstate pipelines to Chicago.

The Power Generation segment is engaged in the development, construction, operation and ownership of electric generation facilities for sales to electric utilities and marketers. The Company is a 50 percent investor in Elwood and a 30 percent investor in SCEP.

The Midstream Services segment performs wholesale activities that provide value to utilities, marketers and pipelines. The Company, through Peoples Gas, operates a natural gas hub. It also owns and operates a natural gas liquids peaking facility and is active in other asset-based wholesale activities.

The Retail Energy Services segment provides gas, electricity and energy management services, including energy alternatives, to industrial, commercial and residential customers regionally within Illinois.

The Oil and Gas Production segment is active in the acquisition, development and production of oil and gas reserves in selected onshore basins in North America. The Company also has an equity investment in EnerVest, which develops and manages a portfolio of oil and gas producing properties.

The Company is involved in other activities such as district heating and cooling. These business development activities do not fall under the above segments and are reported in the Other segment.

The activities of Peoples Gas and North Shore Gas are mainly within the Gas Distribution segment with only immaterial amounts of activity in other segments. Total segment capital assets include net property, plant and equipment, investments in equity investees, and certain intangible assets classified in other assets.

	Gas	Power	Midstream	Retail Energy	Oil and Gas		Corporate and
(In Thousands)	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Fiscal 2002
Operating Revenues	$1,067,297	$ 4,619	$193,004	$167,787	$ 65,710	$ 48	$(15,931)	$1,482,534
Depreciation, Depletion and Amortization	68,779	120	749	1,758	27,312	30	104	98,852
Operating Income (Loss)	167,313	(1,151)	11,505	1,549	18,276	(1,194)	(24,949)	171,349
Equity Investment Income	-	11,216	1,297	-	(2,134)	417	-	10,796
Operating and Equity Investment Income	167,313	10,065	12,802	1,549	16,142	(777)	(24,949)	182,145
Segment Capital Assets	1,547,891	1,002	5,270	9,129	215,870	1,231	925	1,781,318
Investments in Equity Investees	-	123,254	-	-	27,400	4,203	-	154,857
Capital Spending	92,652	56,725	3,962	1,087	45,748	625	53	200,852
Return of Advances to Joint Venture Partnerships	$ -	$(147,616)	$ -	$ -	$ -	$ -	$ -	$(147,616)

Fiscal 2001
Operating Revenues	$1,835,427	$ -	$131,957	$256,535	$ 53,988	$ 123	$(7,812)	$2,270,218
Depreciation, Depletion and Amortization	68,351	1	536	1,660	22,292	66	284	93,190
Operating Income (Loss)	178,362	(4,620)	6,668	(3,007)	12,703	(1,727)	(26,488)	161,891
Equity Investment Income	-	24,566	11,348	-	6,427	847	-	43,188
Operating and Equity Investment Income	178,362	19,946	18,016	(3,007)	19,130	(880)	(26,488)	205,079
Segment Capital Assets	1,529,279	5,061	6,517	10,177	199,746	2,453	1,064	1,754,297
Investments in Equity Investees	-	116,663	11,665	-	27,375	4,787	-	160,490
Capital Spending	97,661	14,180	2,163	3,158	146,016	1,006	18	264,202
Advances to Joint Venture Partnerships	$ -	$ 79,174	$ -	$ -	$ -	$ -	$ -	$ 79,174

Fiscal 2000
Operating Revenues	$1,116,141	$ -	$132,722	$142,233	$ 31,139	$ 40	$(4,742)	$1,417,533
Depreciation, Depletion and Amortization	84,704	-	527	1,689	14,400	66	127	101,513
Operating Income (Loss)	163,397	(3,710)	10,151	(4,165)	1,741	(1,151)	(12,704)	153,559
Equity Investment Income	-	15,197	217	-	1,736	544	-	17,694
Operating and Equity Investment Income	163,397	11,487	10,368	(4,165)	3,477	(607)	(12,704)	171,253
Segment Capital Assets	1,504,983	42,082	7,010	8,679	81,717	2,514	1,282	1,648,267
Investments in Equity Investees	-	106,048	1,233	-	27,097	4,939	-	139,317
Capital Spending	108,230	41,911	868	1,431	87,832	3,301	(895)	242,678
Advances to Joint Venture Partnerships	$ -	$ 68,442	$ -	$ -	$ -	$ -	$ -	$ 68,442

Reconciliation of Capital Investments

	Fiscal Year Ended September 30,
	2002	2001	2000
	(In Thousands)

Capital Investments
Segment capital assets	$ 1,781,318	$ 1,754,297	$ 1,648,267
Investments in equity investees	154,857	160,490	139,317
Other investments not included in
above categories	15,476	14,461	22,508
Total Capital Investments - Net	$ 1,951,651	$ 1,929,248	$ 1,810,092

3: EQUITY INVESTMENTS

The Company has a number of investments that are accounted for as unconsolidated equity method investments. During the second quarter of fiscal 2002, the Company acquired Enron's 50 percent interest in enovate, its partnership with Enron. Results from this business were recorded in the Midstream Services segment as a consolidated subsidiary from March 2002 until enovate was liquidated in September 2002. Individually, the Company's equity investments do not meet the requirements for financial disclosure. However, in aggregate these investments were material at September 30, 2002. The Company records its share of income gains and losses based on financial information it receives from the partnerships.

The following table presents total activity of equity method investees and the Company's share of financial results from unconsolidated equity method investments.

	Fiscal years ended September 30,
(In Thousands)	2002	2001	2000
Gross Results from Equity Investments
Revenues	$ 235,759	$ 437,579	$ 106,421
Operating Income	60,194	102,735	43,131
Interest Expense	41,911	8,259	6,497
Equity Investment Income	18,777	95,555	37,867
Total Assets	895,400	1,026,063	496,350
Total Liabilities	$ 467,500	$ 673,152	$ 183,206

Peoples Energy's Pro Rata Share
Total Equity Investments
Revenues	$ 106,230	$ 200,006	$ 46,636
Operating Income	30,333	45,696	19,519
Interest Expense	19,734	3,031	2,420
Equity Investment Income	10,796	43,188	17,694
Undistributed Partnership Income Included in Retained Earnings	12,316	(7,587)	(11,545)
Total Assets	388,939	482,264	221,645
Total Liabilities	$ 230,816	$ 322,353	$ 81,958

4: CONCENTRATION OF CREDIT RISK

Peoples Gas provides natural gas service to approximately 850,000 customers within the City of Chicago. North Shore Gas provides natural gas service to about 150,000 customers within approximately 275 square miles in northeastern Illinois. Credit risk for the utility companies is spread over a diversified base of residential, commercial and industrial customers.

Peoples Gas and North Shore Gas encourage customers to participate in their long-standing budget payment programs, which allow the cost of higher gas consumption levels associated with the heating season to be spread over a 12-month billing cycle. Customers' payment records are continually monitored and credit deposits are required, when appropriate.

Peoples Energy Resources, the Company's Midstream Services and Power Generation subsidiary, buys and sells natural gas through a variety of counterparties. In addition, the Company has ownership interests in two natural gas fired power plants: Elwood (50 percent) and SCEP (30 percent). Elwood's plant capacity and output has been sold on a long-term basis to three counterparties: Aquila, Engage and Exelon. SCEP's plant capacity and output has been sold on a long-term basis to Exelon.

Aquila's senior unsecured debt rating was downgraded to below investment grade by Moody's Investor Services in September 2002 and by Standard & Poor's in November 2002. Elwood's senior secured bonds were subsequently downgraded by Standard & Poor's to below investment grade. As a result of Aquila's credit rating downgrades, Aquila has posted letters of credit equal to six months of capacity payments as required by its power sales tolling agreement with Elwood. Also in November 2002, Aquila announced in a press release and conference call with securities analysts that it intends to negotiate a termination of its power sales tolling agreements. However, Aquila has not provided Elwood with any proposal. To date, Aquila has made timely payments to Elwood. A failure by Aquila to meet its payment obligations under its power sales tolling agreements with Elwood could have a material adverse effect on Elwood's business, and could substantially reduce or eliminate the equity investment income that the Company derives from Elwood. At this time, management cannot determine whether or to what extent Aquila's failure to pay Elwood would result in a material adverse effect on the financial condition or operations of the Company.

Peoples Energy Services, the Company's Retail Energy subsidiary, sells natural gas and electricity to approximately 14,000 commercial and industrial customers in northern Illinois.

Peoples Energy Production, the Company's Oil and Gas Production subsidiary, owns nonoperated interests in oil and gas reserves, which are managed by 54 operators. In addition, the Company operates 66 wells with 95 percent of the production from these wells being sold to a single marketer, Cima Energy LLC.

5: ENVIRONMENTAL MATTERS

A. Former Manufactured Gas Plant Operations

The Company's utility subsidiaries, their predecessors and certain former affiliates operated facilities in the past at multiple sites for the purpose of manufacturing gas and storing manufactured gas. In connection with manufacturing and storing gas, various by-products and waste materials were produced, some of which might have been disposed of rather than sold. Under certain laws and regulations relating to the protection of the environment, the subsidiaries might be required to undertake remedial action with respect to some of these materials. Two of the manufactured gas sites are discussed in more detail below. The subsidiaries are addressing an additional 32 manufactured gas sites under a program supervised by the IEPA. Investigations have been completed at all or portions of 27 sites. Remediations have been completed at all or portions of four sites.

In 1990, North Shore Gas entered into an Administrative Order on Consent (AOC) with the United States EPA and the IEPA to implement and conduct a remedial investigation/feasibility study (RI/FS) of a manufactured gas site located in Waukegan, Illinois, where manufactured gas and coking operations were formerly conducted (Waukegan Site). The RI/FS was comprised of an investigation to determine the nature and extent of contamination at the Waukegan Site and a feasibility study to develop and evaluate possible remedial actions. North Shore Gas entered into the AOC after being notified by the EPA that North Shore Gas, General Motors Corporation (GMC) and Outboard Marine Corporation (OMC) were each a potentially responsible party (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), with respect to the Waukegan Site. A PRP is potentially liable for the cost of any investigative and remedial work that the EPA determines is necessary. Other parties identified as PRPs did not enter into the AOC.

Under the terms of the AOC, North Shore Gas is responsible for the cost of the RI/FS. North Shore Gas believes, however, that it will recover a significant portion of the costs of the RI/FS from other entities. GMC has shared equally with North Shore Gas in funding of the RI/FS cost, without prejudice to GMC's or North Shore Gas' right to seek a lesser cost responsibility at a later date.

In 1999, the EPA notified GMC, OMC, Elgin Joliet and Eastern Railway Company and North Shore Gas that they were potentially liable with respect to the Waukegan Site and that the EPA intended to begin discussions regarding the design and implementation of the remedial action selected for the Waukegan Site.

In 1999, the EPA issued the Record of Decision (ROD) selecting the remedial action for the Waukegan Site. The remedy consists of on-site treatment of ground water, off-site treatment and disposal of soil containing polynuclear aeromatic hydrocarbons or creosote and on-site solidification/stabilization of arsenic-contaminated soils. The EPA has estimated the present worth of the remedy to be $26.5 million (representing the present worth of estimated capital costs and of estimated operation and maintenance costs).

In 2000, OMC filed a petition in federal bankruptcy court seeking protection under Chapter 11 of the United States Bankruptcy Code. On August 20, 2001, the bankruptcy court entered an order converting OMC's Chapter 11 case to a Chapter 7 case.

North Shore Gas and the other parties notified by the EPA have been discussing implementation of the remedy and the allocation of costs associated with the investigation and remediation of the Waukegan Site. In July 2001, North Shore Gas and the other PRPs entered into an AOC with the EPA to conduct the remedial design for the Waukegan Site.

On June 15, 2001, North Shore Gas entered into a settlement agreement with one of the PRPs and is continuing discussion with the remaining parties.

In June 2002, the City of Waukegan purchased the Waukegan Site from the OMC bankruptcy trustee. In October 2002, the City of Waukegan rezoned the property from industrial to residential. At this time, management is unable to determine whether, or to what extent, the change in ownership and change in zoning will affect remedial costs at the Waukegan Site.

The current owner of a site in Chicago, formerly called Pitney Court Station, filed suit against Peoples Gas in federal district court under CERCLA. The suit seeks recovery of the past and future costs of investigating and remediating the site. Peoples Gas is contesting this suit.

The utility subsidiaries are accruing and deferring the costs they incur in connection with all of the manufactured gas sites, including related legal expenses, pending recovery through rates or from insurance carriers or other entities. At September 30, 2002, the total of the costs deferred (stated in current year dollars) for Peoples Gas was $133.4 million; for North Shore Gas the total was $27.4 million; and for the Company on a consolidated basis the total deferred was $160.8 million. Each of these amounts includes the low end of a range of costs that management estimates the utilities will incur in investigating and remediating the manufactured gas sites. Management estimates that additional costs in the following amounts are reasonably possible: for Peoples Gas, $44.2 million; for North Shore Gas, $7.5 million; for the Company on a consolidated basis, $51.7 million. Management's estimates are based upon an ongoing review by management and its outside consultants of potential costs associated with conducting investigative and remedial actions at the manufactured gas sites, including updated estimates based on completed investigations or specific remedial plans. While each subsidiary intends to seek contribution from other entities for the costs incurred at the sites, the full extent of such contributions cannot be determined at this time.

Peoples Gas and North Shore Gas have filed suit against a number of insurance carriers for the recovery of environmental costs relating to the utilities' former manufactured gas operations. The suit asks the court to declare, among other things, that the insurers are liable under policies in effect between 1937 and 1986 for costs incurred or to be incurred by the utilities in connection with five of their manufactured gas sites in Chicago and Waukegan. The utilities are also asking the court to award damages stemming from the insurers' breach of their contractual obligation to defend and indemnify the utilities against these costs. The utilities have reached settlement agreements with several of the insurance carriers. The utilities are applying portions of the proceeds from these settlements to pay costs otherwise recoverable through rates. The costs deferred at September 30, 2002 have been reduced by the portions of the settlement proceeds that have yet to be applied to pay such costs. At this time, management cannot determine the timing and extent of the subsidiaries' recovery of costs from the other insurance carriers. Accordingly, the costs deferred at September 30, 2002 have not been reduced to reflect recoveries from other insurance carriers.

Management believes that the costs incurred by Peoples Gas and by North Shore Gas for environmental activities relating to former manufactured gas operations are recoverable from insurance carriers, other entities or through rates for utility service. Accordingly, management believes that the costs incurred by the subsidiaries in connection with former manufactured gas operations will not have a material adverse effect on the financial position or results of operations of the utilities. Peoples Gas and North Shore Gas are recovering the costs of environmental activities relating to the utilities' former manufactured gas operations, including carrying charges on the unrecovered balances, under rate mechanisms approved by the Commission.

B. Former Mineral Processing Site in Denver, Colorado

In 1994, North Shore Gas received a demand from the S.W. Shattuck Chemical Company, Inc. (Shattuck), a responsible party under CERCLA, for reimbursement, indemnification and contribution for response costs incurred at a former mineral processing site in Denver, Colorado (Denver site). Shattuck is a wholly owned subsidiary of Salomon, Inc. (Salomon). The demand alleges that North Shore Gas is a successor to the liability of a former entity that was allegedly responsible during the period 1934-1941 for the disposal of mineral processing wastes containing radium and other hazardous substances at the site. In 1992, the EPA issued the ROD for the Denver site. The remedy selected in the ROD consisted of the on-site stabilization, solidification and capping of soils containing radioactive wastes. In 1997, the remedial action was completed. The cost of the remedy at the site has been estimated by Shattuck to be approximately $31.0 million. Salomon has provided financial assurance for the performance of the remediation of the site.

North Shore Gas filed a declaratory judgment action against Salomon in the District Court for the Northern District of Illinois. The suit asked the court to declare that North Shore Gas is not liable for response costs at the Denver site. Salomon filed a counterclaim for costs incurred by Salomon and Shattuck with respect to the site. In 1997, the District Court granted North Shore Gas' motion for summary judgment, declaring that North Shore Gas is not liable for any response costs in connection with the Denver site.

In 1998, the United States Court of Appeals, Seventh Circuit, reversed the District Court's decision and remanded the case for determination of what liability, if any, the former entity has and therefore North Shore Gas has for activities at the site.

In 1999, the EPA announced that it was reopening the ROD for the Denver site. The EPA's announcement followed a six-month scientific/technical review by the agency of the remedy's effectiveness. In 2000, the EPA amended the ROD to require removal of the radioactive wastes from the site to a licensed off-site disposal facility. The EPA estimates that this action will cost an additional $21.5 million (representing the present worth of estimated capital costs and estimated operation and maintenance costs).

In December 2001, Shattuck entered into a proposed settlement agreement with the United States and the State of Colorado regarding past and future response costs at the site. In August 2002, the agreement was approved by the District Court for the District of Colorado. Under the terms of the agreement, Shattuck will pay, in addition to amounts already paid for response costs at the site, approximately $7.2 million in exchange for a release from further obligations at the site. The release will not apply in the event that new information shows that the remedy selected in the amended ROD is not protective of human health or the environment or if it becomes necessary to remediate contaminated groundwater beneath or emanating from the site.

North Shore Gas does not believe that it has liability for the response costs, but cannot determine the matter with certainty. At this time, North Shore Gas cannot reasonably estimate what range of loss, if any, may occur. In the event that North Shore Gas incurred liability, it would pursue reimbursement from insurance carriers, other responsible parties, if any, and through its rates for utility service.

6: COMMITMENTS AND CONTINGENCIES

A. Leases

The Company leases its headquarters and other office space under agreements that expire in various years through 2010. The rental obligations consist of a base rent plus operating expenses and taxes. Rental expenses under operating leases were $9.2 million, $8.7 million and $8.1 million for September 30, 2002, 2001 and 2000, respectively.

At September 30, 2002, the minimum rental commitments payable in future years under all noncancellable leases are from $4.0 million to $4.4 million a year for fiscal years 2003 through 2007 and $10.1 million for the remaining fiscal years thereafter.

B. Long-term Commitments

Total commitments at September 30, 2002 were $223.5 million and include gas purchases, storage, transportation, computer related and miscellaneous long-term commitments and short-term capital purchase commitments. Total commitments of Peoples Gas and North Shore Gas as of September 30, 2002, amounted to $137.8 million and $21.5 million, respectively.

	Payments Due by Period
(In Millions)		Less than	1 to 3	4 to 5	More than
Contractual cash obligations	Total	1 Year	Years	Years	5 Years
Long-term debt (1)	$ 846.0	$ 90.0	$ -	$ -	$ 756.0
Operating leases	31.2	4.3	8.4	8.4	10.1
Other long-term obligations (2)	223.5	67.1	87.4	50.0	19.0
Total contractual cash obligations	$ 1,100.7	$ 161.4	$ 95.8	$ 58.4	$ 785.1

(1) Includes adjustable rate bonds classified as short-term debt.
(2) Includes gas purchases, storage, transportation and computer related and miscellaneous and short-term capital purchase commitments.

The following table summarizes Peoples Gas' long-term minimum contractual obligations:

	Payments Due by Period
(In Millions)		Less than	1 to 3	4 to 5	More than
Contractual cash obligations	Total	1 Year	Years	Years	5 Years
Long-term debt (1)	$ 452.0	$ 75.0	$ -	$ -	$ 377.0
Operating leases	27.9	3.1	6.7	8.0	10.1
Other long-term obligations (2)	141.2	46.9	63.5	30.8	-
Total contractual cash obligations	$ 621.1	$ 125.0	$ 70.2	$ 38.8	$ 387.1

(1) Includes adjustable rate bonds classified as short-term debt.
(2) Includes gas purchases, storage, transportation, computer related and miscellaneous long-term commitments and short-term capital purchase commitments.

The following table summarizes North Shore Gas' long-term minimum contractual obligations:

Payments Due by Period
(In Millions)		Less than	1 to 3	4 to 5	More than
Contractual cash obligations	Total	1 Year	Years	Years	5 Years
Long-term debt (1)	$ 69.0	$ 15.0	$ -	$ -	$ 54.0
Operating leases	-	-	-	-	-
Other long-term obligations (2)	21.3	7.8	8.3	5.2	-
Total contractual cash obligations	$ 90.3	$ 22.8	$ 8.3	$ 5.2	$ 54.0

(1) Includes adjustable rate bonds classified as short-term debt.
(2) Includes gas purchases, storage, transportation, computer related and miscellaneous long-term commitments and short-term capital purchase commitments.

C. Guarantees and Standby Letters of Credit

As of September 30, 2002, there were $55.4 million of guarantees for debt service and operational guarantees of the Company's unconsolidated equity investments or other third party obligation, which is down from $64.4 million at September 30, 2001. Standby letters of credit were $4.7 million compared to $3.2 million at September 30, 2001.

Commitments Due by Period
Total
	Amounts	Less than	1 to 3	4 to 5	More than
Other commercial commitments	Committed	1 Year	Years	Years	5 Years
Standby letters of credit	$ 4.7	$ -	$ -	$ -	$ 4.7
Guarantees of unconsolidated equity investees	55.4	-	12.5	-	42.9
Total other commercial commitments	$ 60.1	$ -	$ 12.5	$ -	$ 47.6

Peoples Gas has one standby letter of credit totaling $2.4 million as of September 30, 2002. North Shore Gas has none.

7: ACCOUNTS RECEIVABLE

The following table presents the status of accounts receivable balances of the Company's utility subsidiaries.

	Peoples Gas		North Shore Gas
	At September 30,		At September 30,
	2002	2001	2002	2001
	(Dollars In Millions)

Gross customer accounts receivable	$ 151.2	$ 263.7	$ 14.0	$ 22.8
Reserve for uncollectible accounts	31.6	44.1	0.5	1.3
Net customer accounts receivable	$ 119.6	$ 219.6	$ 13.5	$ 21.5

Reserve for uncollectible accounts as a
percent of gross customer accounts receivable	20.9%	16.7%	3.6%	5.7%

At the end of fiscal 2001, Peoples Gas recorded an $8.5 million special charge to increase its reserve for uncollectible accounts to $44.1 million. This reserve balance was expected to be adequate to account for charge offs occurring over the following 12 months. At March 31, 2002, Peoples Gas' charge off expectations were still in line with the prior estimate. At that time, Peoples Gas' net charge offs for fiscal 2002 were estimated to be about $44.8 million, in line with the September 30, 2001 reserve balances. However, at June 30, 2002, Peoples Gas estimated that a larger reserve for uncollectible accounts was needed. Therefore, in the third quarter of fiscal 2002, Peoples Gas recorded a $17.0 million special charge increasing the total reserve for uncollectible accounts. This charge is in addition to the fiscal year 2002 provision for uncollectibles of $34.7 million. This adjustment was based on an updated analysis, which reflected an additional quarter of credit and collection activity and customer payment experience. The Company and Peoples Gas believe that with this adjustment, the reserve is adequate given what is known today. However, the reserve for uncollectible accounts remains an estimate and could require further adjustment if circumstances change. Peoples Gas is continuing its outreach efforts to its customers, is aggressively pursuing collections of past due balances and has instituted many new credit policies and procedures.

The following table details Peoples Gas' aging of accounts receivable balances.

	Total
	Accounts		Past Due
	Receivable	Current	30-89 Days	90-149 Days	Over 150 Days
	(Dollars in Millions)

September 30, 2002	$151.2	$52.0	$21.7	$19.0	$58.5
Percentage	100	34	14	13	39

September 30, 2001	$263.7	$71.3	$36.9	$38.6	$116.9
Percentage	100	27	14	15	44

8: RETIREMENT AND POSTRETIREMENT BENEFITS

The Company and its subsidiaries participate in two defined benefit pension plans covering substantially all employees. These plans provide pension benefits that generally are based on an employee's length of service, compensation during the five years preceding retirement and social security benefits. Employees who began participation in the nonunion pension plan July 1, 2001 and thereafter will have their benefits determined based on their compensation during the five years preceding termination of employment and an age-based percentage credited to them for each year of their participation. The Company and its subsidiaries make contributions to the plans based upon actuarial determinations and in consideration of tax regulations and funding requirements under federal law. The Company also has a nonqualified pension plan that provides certain employees with pension benefits in excess of qualified plan limits imposed by federal tax law. Retiring employees have the option of receiving retirement benefits in the form of annuities or a lump sum payment.

In addition, the Company and its subsidiaries currently provide certain health care and life insurance benefits for retired employees. Substantially all employees may become eligible for such benefit coverage if they reach retirement age while working for the Company. The plans are funded based upon actuarial determinations and in consideration of tax regulations as well as the Company's funding policy. The Company accrues the expected costs of such benefits over the average remaining service lives of all employees.

Reconciliations of the beginning and ending balances of the projected pension benefit obligation and the accumulated postretirement benefit obligation, reconciliations of the beginning and ending balances of the plan assets, and the funded status of these plans for years 2002 and 2001, based on a July 1 to June 30 measurement year, are as follows:

Peoples Energy
(In Millions) For Fiscal Years	2002		2001
		Other		Other
	Pension	Postretirement	Pension	Postretirement
	Benefits	Benefits	Benefits	Benefits

Change in benefit obligation
Benefit obligation at beginning of measurement period	$ 453.9	$ 104.6	$ 356.0	$ 109.4
Service cost	13.9	3.5	11.8	4.0
Interest cost	32.0	8.0	29.2	8.6
Participant contributions	-	3.9	-	3.7
Plan amendment	(8.3)	(5.9)	59.0	(4.9)
Special benefits cost	-	-	24.9	1.3
Actuarial (gain) / loss	30.0	3.7	32.6	(6.5)
Benefits paid	(111.1)	(12.4)	(59.6)	(11.0)
Benefit obligation at end of measurement period (June 30)	$ 410.4	$ 105.4	$ 453.9	$ 104.6

Change in plan assets
Market value of plan assets as of measurement period (June 30)	$ 634.1	$ 72.7	$ 669.5	$ 83.0
Actual return on plan assets	(38.7)	(4.7)	24.2	(5.3)
Employer contributions (including nonqualified plans)	1.0	0.1	-	2.3
Participant contributions	-	3.9	-	3.7
Benefits paid	(111.1)	(12.4)	(59.6)	(11.0)
Market value of plan assets at end of measurement period	$ 485.3	$ 59.6	$ 634.1	$ 72.7

Excess (deficit) of plan assets over benefit obligation	$ 74.9	$ (45.8)	$ 180.2	$ (31.9)
Unrecognized net transition obligation (asset)	(3.7)	35.9	(5.9)	45.6
Unrecognized prior service cost	49.3	-	61.4	-
Unrecognized net (gain) / loss	52.6	(8.9)	(86.9)	(23.8)
Contributions: July 1 to September 30	5.7	0.1	-	-
Prepaid (accrued) benefit cost at September 30	$ 178.8	$ (18.7)	$ 148.8	$ (10.1)

Amounts recognized in the consolidated balance
sheets consist of:
Prepaid pension cost	$ 179.7		$ 153.7
Accrued benefit liability	(1.7)		(11.3)
Intangible asset	-		1.4
Accumulated other comprehensive income	0.8		5.0
	$ 178.8		$ 148.8

The Company's nonqualified pension plan has an accumulated benefit obligation in excess of plan assets. The accumulated benefit obligation for the nonqualified plan was $7.4 million at June 30, 2002 and $11.3 million at June 30, 2001. There are no plan assets in the nonqualified plan due to the nature of the plan.

Peoples Gas
(In Millions) For Fiscal Years	2002		2001
		Other		Other
	Pension	Postretirement	Pension	Postretirement
	Benefits	Benefits	Benefits	Benefits

Change in benefit obligation
Benefit obligation at beginning of measurement period	$ 417.4	$ 95.2	$ 326.7	$ 99.7
Service cost	12.1	3.0	10.5	3.6
Interest cost	29.5	7.3	26.9	7.9
Participant contributions	-	3.6	-	3.4
Plan amendment	(7.4)	(5.3)	54.8	(4.4)
Special benefits cost	-	-	22.2	1.1
Transfers	2.1	-	(0.7)	-
Actuarial (gain) / loss	25.9	3.2	29.0	(5.9)
Benefits paid	(102.1)	(11.4)	(52.0)	(10.2)
Benefit obligation at end of measurement period (June 30)	$ 377.5	$ 95.6	$ 417.4	$ 95.2

Change in plan assets
Market value of plan assets as of measurement period (June 30)	$ 600.5	$ 67.3	$ 630.2	$ 76.8
Actual return on plan assets	(36.5)	(4.3)	23.0	(4.8)
Employer contributions (including nonqualified plans)	1.0	0.1	-	2.1
Participant contributions	-	3.6	-	3.4
Transfers	2.1	-	(0.7)	-
Benefits paid	(102.1)	(11.4)	(52.0)	(10.2)
Market value of plan assets at end of measurement period	$ 465.0	$ 55.3	$ 600.5	$ 67.3

Excess (deficit) of plan assets over benefit obligation	$ 87.5	$ (40.3)	$ 183.1	$ (27.9)
Unrecognized net transition obligation (asset)	(3.6)	32.7	(5.7)	41.5
Unrecognized prior service cost	46.1	-	57.2	-
Unrecognized net (gain) / loss	45.8	(8.9)	(84.7)	(22.4)
Contributions: July 1 to September 30	-	0.1	-	-
Non-qualified plans:
Contributions: July 1 to September 30	5.7	-	-	-
Recognition of additional minimum liability	(0.8)	-	(6.4)	-
Prepaid (accrued) benefit cost at September 30	$ 180.7	$ (16.4)	$ 143.5	$ (8.8)

North Shore Gas
(In Millions) For Fiscal Years	2002		2001
		Other		Other
	Pension	Postretirement	Pension	Postretirement
	Benefits	Benefits	Benefits	Benefits

Change in benefit obligation
Benefit obligation at beginning of measurement period	$ 28.5	$ 8.5	$ 25.7	$ 9.2
Service cost	1.1	0.3	1.0	0.4
Interest cost	2.0	0.6	2.0	0.7
Participant contributions	-	0.3	-	0.3
Plan amendment	(0.4)	(0.5)	3.7	(0.4)
Special benefits cost	-	-	1.8	0.2
Transfers	0.2	-	(0.2)	-
Actuarial (gain) / loss	4.3	0.7	2.1	(1.0)
Benefits paid	(6.6)	(1.0)	(7.6)	(0.9)
Benefit obligation at end of measurement period (June 30)	$ 29.1	$ 8.9	$ 28.5	$ 8.5

Change in plan assets
Market value of plan assets as of measurement period (June 30)	$ 27.6	$ 4.7	$ 34.4	$ 5.5
Actual return on plan assets	(1.8)	(0.4)	1.0	(0.4)
Employer contributions (including nonqualified plans)	-	-	-	0.2
Participant contributions	-	0.3	-	0.3
Transfers	0.2	-	(0.2)	-
Benefits paid	(6.6)	(1.0)	(7.6)	(0.9)
Market value of plan assets at end of measurement period	$ 19.4	$ 3.6	$ 27.6	$ 4.7

Excess (deficit) of plan assets over benefit obligation	$ (9.7)	$ (5.3)	$ (0.9)	$ (3.8)
Unrecognized net transition obligation (asset)	(0.1)	3.2	(0.1)	3.9
Unrecognized prior service cost	3.2	-	3.7	-
Unrecognized net (gain) / loss	5.6	-	(3.0)	(1.5)
Contributions: July 1 to September 30	-	-	-	-
Non-qualified plans:
Contributions: July 1 to September 30	-	-	-	-
Recognition of additional minimum liability	-	-	-	-
Prepaid (accrued) benefit cost at September 30	$ (1.0)	$ (2.1)	$ (0.3)	$ (1.4)

Net pension benefit cost and net postretirement benefit cost for all plans for the Company for fiscal 2002, 2001 and 2000 included the following components:

	For fiscal years ended September 30,
	2002	2001	2000
Pension Benefit Cost	(In Millions)
Service cost - benefits earned
during the year	$ 13.9	$ 11.8	$ 12.0
Interest cost on projected pension
benefit obligation	32.0	29.2	27.9
Expected return on plan assets (gain)	(55.2)	(57.1)	(54.7)
Amortization of:
Net transition (asset) / obligation	(1.5)	(1.8)	(2.0)
Prior service cost	3.9	1.8	0.6
Net (gain) / loss	(3.1)	(5.7)	(4.9)
Net periodic benefit cost (credit)	(10.0)	(21.8)	(21.1)

Special benefit cost due to special retirement program	-	24.9	-
Settlement accounting	(13.2)	(23.2)	(16.9)
Net pension cost (credit)	$ (23.2)	$ (20.1)	$ (38.0)

	For fiscal years ended September 30,
	2002	2001	2000
Other Postretirement Benefit Cost	(In Millions)
Service cost - benefits
earned during the year	$ 3.5	$ 4.0	$ 4.1
Interest cost on accumulated
postretirement benefit obligation	8.0	8.6	8.0
Expected return on plan assets (gain)	(5.5)	(6.3)	(6.0)
Amortization of:
Net transition (asset) / obligation	3.8	4.2	4.2
Net (gain) / loss	(1.0)	(1.5)	(1.4)
Net periodic postretirement
benefit cost	8.8	9.0	8.9
Special benefit cost due to special retirement program	-	1.3	-
Net postretirement benefit cost	$ 8.8	$ 10.3	$ 8.9

In 2002, 2001 and 2000, the Company recognized net gains of $13.2 million, $23.2 million and $16.9 million, respectively, from the settlement of portions of pension plan obligations. In 2001, a special-benefit cost of $26.2 million ($24.9 million for pension benefit cost and $1.3 million for postretirement benefit cost) was recognized to reflect the cost of an accelerated pension payout to certain employees. (See Note 9.)

The fiscal 2002 settlement does not include a charge of $4.7 million to the nonqualified pension plan caused by the retirement of an executive officer of the Company in the fourth quarter. Because the retirement occurred after the measurement year (July 1, 2001 through June 30, 2002), the cost will be recognized in fiscal 2003.

Net pension benefit cost and net postretirement benefit cost for all plans for Peoples Gas for fiscal 2002, 2001 and 2000 included the following components:

	For fiscal years ended September 30,
	2002	2001	2000
	(In Millions)
Pension Benefit Cost
Service cost - benefits earned
during the year	$ 12.1	$ 10.5	$ 10.8
Interest cost on projected pension
benefit obligation	29.5	26.8	25.6
Expected return on plan assets (gain)	(52.5)	(53.8)	(51.6)
Amortization of:
Net transition (asset) / obligation	(1.5)	(1.8)	(1.9)
Prior service cost	3.6	1.6	0.5
Net (gain) / loss	(2.9)	(5.4)	(4.6)
Net periodic benefit cost (credit)	(11.7)	(22.1)	(21.2)

Special benefit cost due to special retirement program	-	22.2	-
Settlement accounting	(13.3)	(22.0)	(16.1)
Net pension cost (credit)	$ (25.0)	$ (21.9)	$ (37.3)

	For fiscal years ended September 30,
	2002	2001	2000
	(In Millions)
Other Postretirement Benefit Cost
Service cost - benefits
earned during the year	$ 3.0	$ 3.6	$ 3.7
Interest cost on accumulated
postretirement benefit obligation	7.3	7.9	7.3
Expected return on plan assets	(5.0)	(5.8)	(5.5)
Amortization of:
Net transition (asset) / obligation	3.5	3.8	3.8
Net (gain) / loss	(1.0)	(1.5)	(1.3)
Net periodic postretirement benefit cost	7.8	8.0	8.0
Special benefit cost due to special retirement program	-	1.1	-
Net postretirement benefit cost	$ 7.8	$ 9.1	$ 8.0

In 2002, 2001 and 2000, Peoples Gas recognized net gains of $13.3 million, $22.0 million and $16.1 million, respectively, from the settlement of portions of pension plan obligations. In 2001, a special-benefit cost of $23.3 million ($22.2 million for pension expense and $1.1 million for postretirement benefit cost) was recognized to reflect the cost of an accelerated pension payout to certain employees. (See Note 9.)

The fiscal 2002 settlement for Peoples Gas does not include a charge of $4.7 million to the nonqualified pension plan caused by the retirement of an executive officer of the Company in the fourth quarter. Because the retirement occurred after the measurement year (July 1, 2001 through June 30, 2002), the cost will be recognized in fiscal 2003.

Net pension benefit cost and net postretirement benefit cost for all plans for North Shore Gas for fiscal 2002, 2001 and 2000 included the following components:

	For fiscal years ended September 30,
	2002	2001	2000
	(In Millions)
Pension Benefit Cost
Service cost - benefits earned
during the year	$ 1.1	$ 1.0	$ 1.0
Interest cost on projected pension
benefit obligation	2.0	2.0	2.0
Expected return on plan assets (gain)	(2.4)	(2.8)	(2.8)
Amortization of:
Net transition (asset) / obligation	-	-	-
Prior service cost	0.2	0.1	-
Net (gain) / loss	(0.1)	(0.3)	(0.2)
Net periodic benefit cost (credit)	0.8	-	-

Special benefit cost due to special retirement program	-	1.8	-
Settlement accounting	-	(1.1)	(0.7)
Net pension cost (credit)	$ 0.8	$ 0.7	$ (0.7)

	For fiscal years ended September 30,
	2002	2001	2000
	(In Millions)
Other Postretirement Benefit Cost
Service cost - benefits
earned during the year	$ 0.3	$ 0.4	$ 0.3
Interest cost on accumulated
postretirement benefit obligation	0.7	0.7	0.7
Expected return on plan assets	(0.4)	(0.5)	(0.4)
Amortization of:
Net transition (asset) / obligation	0.3	0.4	0.4
Net (gain) / loss	(0.1)	(0.1)	(0.1)
Net periodic postretirement benefit cost	0.8	0.9	0.9
Special benefit cost due to special retirement program	-	0.2	-
Net postretirement benefit cost	$ 0.8	$ 1.1	$ 0.9

In 2002, North Shore Gas' recognized net gains were negligible. In 2001 and 2000 recognized net gains were $1.1 million and $700,000, respectively, from the settlement of portions of pension plan obligations. In 2001, a special-benefit cost of $2.0 million ($1.8 million for pension expense and $200,000 for postretirement benefit cost) was recognized to reflect the cost of an accelerated pension payout to certain employees. (See Note 9.)

In the calculation of the pension benefit cost and the other postretirement benefit cost under the plans, the following actuarial assumptions were used for measurements as of June 30 and benefit costs (credits) for fiscal years beginning October 1:

	2002	2001	2000
Pension Benefits
Discount rate	7.50%	8.00%	8.25%
Long-term rate of return on assets	9.00%	9.00%	9.00%
Assumed future compensation increases	4.00%	4.50%	4.50%
Other Postretirement Benefits
Discount rate	7.50%	8.00%	8.25%
Long-term rate of return on assets	9.00%	9.00%	9.00%
Health care cost trend rate	5.50%	5.25%	5.25%

A decrease in the assumed discount rate of 25 basis points would have increased 2002 pension expense by $2.6 million and increased 2002 postretirement benefit expense by $0.3 million.

The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rate by one percentage point for each future year would have increased the accumulated postretirement benefit obligation at September 30, 2002, by $9.2 million and the aggregate of service and interest cost components of the net periodic postretirement benefit cost by $1.4 million annually. Decreasing the assumed health care cost trend rate by one percentage point for each future year would have decreased the accumulated postretirement benefit obligation at September 30, 2002 by $7.9 million and the aggregate of service and interest cost components of the net periodic postretirement benefit cost by $1.1 million annually.

9: SPECIAL RETIREMENT PROGRAM

In August 2001, the Company extended a voluntary special retirement offer to approximately 170 nonunion employees, excluding officers. The program was offered to employees who would complete at least 27 years of benefit service and whose age and service when added together equaled at least 79. Employees who met the criteria were given an enhancement of 3 years of age and 3 years of service to make them eligible for an unreduced pension benefit under the nonunion pension plan. The actual number of employees who accepted the program was 131 (77 percent of the eligible employees), resulting in a charge of $26.2 million to operation and maintenance ($15.8 million, net of tax) recorded in September 2001. This resulted in a nonunion workforce reduction of 7.5 percent. As a result of the special retirement offer, approximately $68.2 million was withdrawn from pension trust assets to meet the pension payment obligation.

10: TAX MATTERS

A. Provision for Income Taxes

Total income tax expense as shown for the Company on the Consolidated Statements of Income is composed of the following:

	For fiscal years ended September 30,
	2002	2001	2000
	(In Thousands)
Current:
Federal	$ 1,200	$ 49,248	$ 3,825
State	2,441	8,952	757
Total current income taxes	3,641	58,200	4,582
Deferred:
Federal	37,055	(5,805)	29,902
State	6,284	(386)	7,719
Total deferred income taxes	43,339	(6,191)	37,621
Investment tax credits - net:
Federal	(896)	(928)	(1,190)
State	237	268	182
Total investment tax credits - net	(659)	(660)	(1,008)
Total provision for income taxes	46,321	51,349	41,195
Less - Included in cumulative effect
of change in accounting principle	-	(23)	-
Net provision for income taxes	$ 46,321	$ 51,372	$ 41,195

Total income tax expense as shown for Peoples Gas on the Consolidated Statements of Income is composed of the following:

	For fiscal years ended September 30,
	2002	2001	2000
	(In Thousands)
Current:
Federal	$ 9,689	$ 45,632	$ 2,991
State	3,640	9,691	265
Total current income taxes	13,329	55,323	3,256
Deferred:
Federal	29,795	(6,284)	31,722
State	5,316	(729)	7,900
Total deferred income taxes	35,111	(7,013)	39,622
Investment tax credits - net:
Federal	(810)	(838)	(1,081)
State	202	220	157
Total investment tax credits - net	(608)	(618)	(924)
Net provision for income taxes	$ 47,832	$ 47,692	$ 41,954

Total income tax expense as shown for North Shore Gas on the Consolidated Statements of Income is composed of the following:

	For fiscal years ended September 30,
	2002	2001	2000
	(In Thousands)
Current:
Federal	$ 5,127	$ 6,825	$ 2,861
State	1,269	1,435	570
Total current income taxes	6,396	8,260	3,431
Deferred:
Federal	1,374	574	181
State	197	220	129
Total deferred income taxes	1,571	794	310
Investment tax credits - net:
Federal	(86)	(90)	(109)
State	35	49	25
Total investment tax credits - net	(51)	(41)	(84)
Total provision for income taxes	$ 7,916	$ 9,013	$ 3,657

B. Tax Rate Reconciliation

The following is a reconciliation for the Company between the computed income tax expense (tax rate of 35 percent times book income before income tax) and the total provision for income tax expense:

	For fiscal years ended September 30,
	2002		2001		2000
		Percent		Percent		Percent
		of		of		of
		Pretax		Pretax		Pretax
(Dollars in Thousands)	Amount	Income	Amount	Income	Amount	Income
Computed federal income tax expense	$ 47,387	35.00	$ 51,901	35.00	$ 43,448	35.00
State income taxes - net	5,825	4.30	5,743	3.87	5,627	4.53
Amortization of deferred federal taxes	(706)	(0.52)	(1,009)	(0.68)	(2,681)	(2.16)
Tax credits	(4,523)	(3.34)	(4,682)	(3.16)	(3,760)	(3.03)
Other - net	(1,662)	(1.23)	(604)	(0.40)	(1,439)	(1.15)
Total provision for income taxes	$ 46,321	34.21	$ 51,349	34.63	$ 41,195	33.19

The following is a reconciliation for Peoples Gas between the computed income tax expense (tax rate of 35 percent times book income before income tax) and the total provision for income tax expense:

	For fiscal years ended September 30,
	2002		2001		2000
		Percent		Percent		Percent
		of		of		of
		Pretax		Pretax		Pretax
(Dollars in Thousands)	Amount	Income	Amount	Income	Amount	Income
Computed federal income tax expense	$ 43,978	35.00	$ 43,033	35.00	$ 40,436	35.00
State income taxes - net	5,953	4.74	5,968	4.85	5,409	4.68
Amortization of deferred federal taxes	(393)	(0.31)	(704)	(0.57)	(2,485)	(2.15)
Other - net	(1,706)	(1.36)	(605)	(0.49)	(1,406)	(1.22)
Total provision for income taxes	$ 47,832	38.07	$ 47,692	38.79	$ 41,954	36.31

The following is a reconciliation for North Shore Gas between the computed income tax expense (tax rate of 35 percent times book income before income tax) and the total provision for income tax expense:

	For fiscal years ended September 30,
	2002		2001		2000
		Percent		Percent		Percent
		of		of		of
		Pretax		Pretax		Pretax
(Dollars in Thousands)	Amount	Income	Amount	Income	Amount	Income
Computed federal income tax expense	$ 7,293	35.00	$ 8,258	35.00	$ 3,444	35.00
State income taxes - net	976	4.68	1,108	4.70	471	4.79
Amortization of deferred federal taxes	(313)	(1.50)	(304)	(1.29)	(196)	(1.99)
Other - net	(40)	(0.19)	(49)	(0.21)	(62)	(0.64)
Total provision for income taxes	$ 7,916	37.99	$ 9,013	38.20	$ 3,657	37.16

C. Deferred Income Taxes

Set forth in the table below for the Company are the temporary differences which gave rise to the net deferred income tax liabilities (see Note 1F):

	For fiscal years ended
	September 30,
	2002		2001
	(In Thousands)
Deferred tax liabilities:
Property - accelerated depreciation
and other property-related items	$359,540		$317,734
Pension	71,328		61,258
Other	23,891		19,454
Total deferred income tax liabilities	454,759		398,446
Deferred tax assets:
Uncollectible accounts	(13,349)		(18,201)
Alternative minimum tax	(28,700)		(11,560)
Other	(36,612)		(37,445)
Total deferred income tax assets	(78,661)		(67,206)
Net deferred income tax liabilities	$376,098	(1)	$331,240

(1) Includes an adjustment of $2.1 million that is recorded in prepayments and accounts payable on the Balance Sheet.

Set forth in the table below for Peoples Gas are the temporary differences which gave rise to the net deferred income tax liabilities (see Note 1F):

	For fiscal years ended
	September 30,
	2002	2001
	(In Thousands)
Deferred tax liabilities:
Property - accelerated depreciation and
other property-related items	$ 293,908	$ 279,829
Pension	72,328	61,371
Other	26,029	14,474
Total deferred income tax liabilities	392,265	355,674
Deferred tax assets:
Uncollectible accounts	(12,687)	(17,669)
Unamortized investment tax credits	(10,028)	(10,266)
Other	(22,680)	(20,165)
Total deferred income tax assets	(45,395)	(48,100)
Net deferred income tax liabilities	$ 346,870	$ 307,574

Set forth in the table below for North Shore Gas are the temporary differences which gave rise to the net deferred income tax liabilities (see Note 1F):

	For fiscal years ended
	September 30,
	2002	2001
	(In Thousands)

Deferred tax liabilities:
Property - accelerated depreciation and
other property-related items	$ 33,396	$ 30,452
Other	2,714	1,708
Total deferred income tax liabilities	36,110	32,160
Deferred tax assets:
Net regulatory liabilities -
income tax amounts	(1,344)	(1,527)
Unamortized investment credits	(1,202)	(1,247)
Environmental insurance recovery	(2,187)	(2,179)
Alternative minimum tax	(2,240)	(437)
Other	(1,564)	(1,473)
Total deferred income tax assets	(8,537)	(6,863)
Net deferred income tax liabilities	$ 27,573	$ 25,297

11: DEBT COVENANTS

North Shore Gas' indenture relating to its first mortgage bonds contains provisions and covenants restricting the payment of cash dividends and the purchase or redemption of capital stock. At September 30, 2002, such restrictions amounted to $6.9 million out of North Shore Gas' total retained earnings of $77.7 million.

The Indenture of Mortgage, dated January 2, 1926, as supplemented, securing the First and Refunding Mortgage Bonds issued by Peoples Gas, constitutes a direct, first-mortgage lien on substantially all property owned by Peoples Gas. The Indenture, dated April 1, 1955, as supplemented, securing the first mortgage bonds issued by North Shore Gas, constitutes a direct, first-mortgage lien on substantially all property owned by North Shore Gas.

12: LONG-TERM DEBT AND SHORT-TERM DEBT

A. Issuance of Bonds

In January 2001, the Company issued $325.0 million 6.9% Notes, due January 15, 2011. In April 2001, the Company completed an exchange offering of all of its outstanding 6.9% Notes due January 15, 2011, for an equal amount of 6.9% Notes due January 15, 2011, Series A.

In July 2000, the Company issued $100 million Variable Rate Notes (the Notes), due August 1, 2002. The average interest rate of the Notes for fiscal 2001 was 6.62 percent and 5.74 percent for fiscal 2002. The Notes were paid in full in August 2002.

In March 2000, the City of Chicago issued $175 million aggregate principal amount of adjustable rate Gas Supply Refunding Revenue Bonds - Series 2000A, Series 2000B, Series 2000C and Series 2000D (collectively, the "City of Chicago 2000 Bonds"), which were secured by an equal amount of Peoples Gas' adjustable rate 30-year First and Refunding Mortgage Bonds Series GG, Series HH, Series II and Series JJ, respectively. The proceeds were deposited with a trustee and used to redeem $175 million of aggregate principal amount of previously issued gas supply revenue bonds.

B. Adjustable Rate and Remarketable Bonds

As of September 30, 2002, Peoples Gas had a total of $202.0 million of adjustable rate bonds outstanding that mature in 2023 or 2030.

The rate of interest on the $27 million aggregate principal amount of the City of Chicago 1993 Series B Bonds, which are secured by an equal principal amount of Peoples Gas' adjustable rate First and Refunding Mortgage Bonds Series EE, was subject to adjustment annually on December 1. These bonds were converted to a weekly reset interest rate during fiscal year 2001. Owners of the Series B Bonds have the right to tender such bonds at par prior to each reset period. Peoples Gas is obligated to purchase any such bonds tendered if they cannot be remarketed. Therefore, these bonds are classified as short-term debt on the Balance Sheet.

The rates of interest on the $87.5 million aggregate principal amount of the City of Chicago 2000 Bonds are subject to adjustment each week and $87.5 million aggregate principal is adjusted during a period of at least one day but not more than 270 days (Flexible Rate Mode). Owners of the City of Chicago 2000 Bonds have the right to tender such bonds at par at each interest reset date. Peoples Gas is obligated to purchase any such bonds tendered that cannot be remarketed and, therefore, these bonds are shown as short-term debt on the Balance Sheet.

C. Sinking Fund Requirements, Maturities and Redemptions

At September 30, 2002, long-term debt sinking fund requirements and maturities for the next five years are:

(In Thousands) Fiscal Year	Peoples Energy	Peoples Gas	North Shore Gas	Consolidated
2003	$--	$75,000	$15,000	$90,000
2004	--	--	--	--
2005	--	--	--	--
2006	--	--	--	--
2007	--	--	--	--

In May 2000, Peoples Gas redeemed $75 million aggregate principal amount of the City of Chicago 1990 Series A Bonds, which were secured by Peoples Gas' First and Refunding Mortgage Bonds, Series BB. Funding for redemption was provided by the proceeds from the issuance of $75 million aggregate principal amount of the City of Chicago Bonds, Series 2000C and Series 2000D, which are secured by Peoples Gas' adjustable rate First and Refunding Mortgage Bonds, Series II and Series JJ, respectively.

In April 2000, Peoples Gas redeemed $100 million aggregate principal amount of the City of Chicago 1985 Series B Bonds and City of Chicago 1985 Series C Bonds, which were secured by Peoples Gas' First and Refunding Mortgage Bonds, Series Y and Series Z, respectively. Funding for redemption was provided by the proceeds from the issuance of $100 million aggregate principal amount of the City of Chicago Bonds, Series 2000A and Series 2000B, which are secured by Peoples Gas' adjustable rate First and Refunding Mortgage Bonds, Series GG and Series HH, respectively.

D. Fair Value of Financial Instruments

At September 30, 2002, the carrying amount of the Company's long-term debt of $554.0 million had an estimated fair value of $586.5 million. At September 30, 2001, the carrying amount of the Company's long-term debt of $644.3 million had an estimated fair value of $656.4 million. At September 30, 2000, the carrying amount of the Company's long-term debt of $419.7 million had an estimated fair value of $419.5 million. The estimated fair value of the Company's long-term debt is based on yields for issues with similar terms and remaining maturities. Since Peoples Gas and North Shore Gas are subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of financial instruments may not be realized by the Company's shareholders.

At September 30, 2002, the carrying amount of Peoples Gas' long-term debt of $175.0 million had an estimated fair value of $183.1 million. At September 30, 2001, the carrying amount of Peoples Gas' long-term debt of $250.0 million had an estimated fair value of $257.8 million. At September 30, 2000, the carrying amount of Peoples Gas' long-term debt of $250.0 million had an estimated fair value of $251.3 million.

At September 30, 2002, the carrying amount of North Shore Gas' long-term debt of $54.0 million had an estimated fair value of $53.6 million. At September 30, 2001, the carrying amount of North Shore Gas' long-term debt of $69.3 million had an estimated fair value of $68.6 million. At September 30, 2000, the carrying amount of North Shore Gas' long-term debt of $69.7 million had an estimated fair value of $64.6 million.

The carrying amount of all other financial instruments approximates fair value.

E. Short-Term Debt
	Fiscal year 2002	Balance	Fiscal year 2001	Balance
	Weighted Average	At Sepember 30,	Weighted Average	At Sepember 30,
	Interest Rate %	2002	Interest Rate %	2001
		(In Thousands)		(In Thousands)
Commercial Paper
Peoples Energy	2.53	$ 3,200	5.60	$ 105,454
Peoples Gas	1.87	82,671	6.46	-
North Shore Gas	2.48	-	6.24	-
Bonds:
Peoples Gas:
Adjustable Rate Series GG, due March 1, 2030	1.55	50,000	3.34	50,000
Adjustable Rate Series HH, due March 1, 2030	1.89	50,000	3.43	50,000
Adjustable Rate Series II, due March 1, 2030	1.59	37,500	3.39	37,500
Adjustable Rate Series JJ, due March 1, 2030	1.99	37,500	3.52	37,500
Adjustable Rate Series EE, due December 1, 2023	1.57	27,000	3.37	27,000
Notes:
Peoples Gas:
Adjustable Rate, due December 1, 2001	3.51	-	5.17	200,000
Total Short-Term Debt		$ 287,871		$ 507,454

Short-term cash needs of Peoples Energy are met through bank loans or the issuance of short-term debt. The outstanding total amount of commercial paper and bank loans cannot at any time exceed total bank credit then in effect. At September 30, 2002 and 2001, Peoples Energy had lines of credit totaling $257.7 million and $285.0 million, respectively, of which available uncommitted credit was $254.5 million and $179.5 million, respectively. Agreements covering these lines will expire in March 2003. Such lines of credit are believed to be adequate to support projected short-term credit needs of the Company. Payment for the lines of credit is by fee. In addition, the Company has approximately $4.7 million and $3.2 million, respectively, of letters of credit outstanding for financial and performance guarantees. These letters of credit were supported by a $10.0 million line of credit that expired in August 2002. The Company does not anticipate any need to replace the $10.0 million line of credit.

Short-term cash needs of Peoples Gas and North Shore Gas are met through intercompany loans from the Company, bank loans or the issuance of short-term debt. The outstanding total amount of short-term debt cannot at any time exceed total bank credit then in effect. At September 30, 2002 and 2001, the utility subsidiaries had aggregate available lines of credit totaling $117.3 million and $90.0 million, respectively, of which available uncommitted credit was $34.6 million and $90.0 million. Agreements covering these lines expire as follows: $22.5 million in March 2003, $27.3 million in July 2003 and $67.5 million in August 2003. Such lines of credit are believed to be adequate to support projected short-term credit needs of the utility subsidiaries. Payment for the lines of credit is by fee. The credit facilities of the Company and its two utilities are expected to be renewed when they expire, although the exact amount of the renewals will be evaluated at that time and may change.

13: EARNINGS PER SHARE

The following table shows average and diluted shares for computing the Company's per-share amounts. The dilution is attributable to stock options outstanding under the Company's Long-Term Incentive Compensation Plan (LTIC) and Directors Stock and Option Plan (DSOP). The diluted shares for the Company are as follows:

For fiscal years ended September 30,	2002	2001	2000
(In Thousands)
As reported shares	35,454	35,380	35,413
Effects of options	38	59	4
Diluted shares	35,492	35,439	35,417

Options for which the average stock price is lower than the grant price are considered antidilutive and, therefore, are not included in the calculation of diluted earnings per share.

14: PREFERRED STOCK

The Company has five million shares of Preferred Stock, no par value, authorized for issuance, of which none were issued and outstanding at September 30, 2002.

Peoples Gas has 430,000 shares of Preferred Stock, $100 par value, authorized for issuance, of which none were issued and outstanding at September 30, 2002. North Shore Gas has 160,000 shares of Preferred Stock, $100 par value, authorized for issuance, of which none were issued and outstanding at September 30, 2002.

15: COMMON STOCK AND STOCK COMPENSATION PLANS
For fiscal years ended September 30,	2002	2001	2000
Shares outstanding - beginning of year	35,398,944	35,296,205	35,489,242
Shares issued:
Employee Stock Purchase Plan	12,921	10,373	16,685
Long-Term Incentive Compensation Plan	93,200	363,375	43,455
Directors Deferred Compensation Plan	14,488	8,166	7,622
Shares reacquired under LTIC	(61,747)	(280,075)	(12,599)
Treasury Shares issued (acquired)	1,200	900	(248,200)
Shares outstanding - end of year	35,459,006	35,398,944	35,296,205

Long-Term Incentive Compensation Plan and
Directors Stock and Option Plan
	Weighted
	Average	Non-Qualified
	Option Price	Stock Options
Outstanding at September 30, 1999	$ 36.52	288,525
Granted	35.08	212,700
Exercised	29.77	(8,400)
Forfeited	35.60	(6,200)
Outstanding at September 30, 2000	35.38	486,625
Granted	33.16	285,900
Exercised	35.19	(312,475)
Forfeited	34.54	(1,500)
Outstanding at September 30, 2001	34.13	458,550
Granted	40.90	550,500
Exercised	33.47	(42,900)
Forfeited	41.16	(7,600)
Outstanding at September 30, 2002	$ 37.99	958,550

Restricted stock awards granted to employees of the Company and its subsidiaries during the last three fiscal years were granted under the LTIC are as follows: 2002, 50,300 shares; 2001, 50,900 shares; and 2000, 40,875 shares. Forfeitures during the same period were as follows: 2002, 0 shares; 2001, 0 shares; and 2000, 5,820 shares. At September 30, 2002, there were 1,785,580 shares available for future grant under options or restricted stock awards. The weighted average price for outstanding options was $37.99 at September 30, 2002. These options had a weighted average remaining life of eight years. At September 30, 2002, there were 385,250 stock appreciation rights (SARs) outstanding and 2,431,175 SARs available for future grant.

The grant of a restricted stock award entitles the recipient to vote the shares of Company common stock covered by such award and to receive dividends thereon. The recipient may not transfer or otherwise dispose of such shares until the restrictions thereon lapse. Restricted stock awards granted to date vest in equal annual increments over a five-year period from the date of grant. The Compensation-Nominating Committee of the Company's Board of Directors (or with respect to the Chief Executive Officer, subject to the approval of the nonemployee directors) may, in its sole discretion, accelerate the vesting of any restricted stock awards granted under the LTIC. If a recipient's employment with the Company terminates, other than by reason of death, disability or retirement after attaining age 65, the recipient forfeits all rights to the unvested portion of the restricted stock award, unless the Compensation-Nominating Committee (with respect to the Chief Executive Officer, subject to the approval of the nonemployee directors) determines otherwise.

The grant of an option enables the recipient to purchase Company common stock at a purchase price equal to the fair market value of the shares on the date the option was granted. The grant of an SAR enables the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Company common stock on the date the SAR is exercised over the fair market value of one share on the date the SAR was granted. Before an option or SAR may be exercised, the recipient must generally complete 12 months of continuous employment subsequent to the grant of the option or SAR. Options and SARs may be exercised within 10 years from the date of grant, subject to earlier termination in case of death, retirement or termination of employment for other reasons.

The Company grants stock options, SARs and restricted stock awards under its LTIC. The Company also offers employees periodic opportunities to purchase shares of its common stock at a discount from the then current market price under its Employee Stock Purchase Plan (ESPP). The Company applies Accounting Principles Board (APB) Opinion No. 25 and related Interpretations in accounting for these plans.

As of September 30, 2002, the Company may sell up to 912,327 shares of common stock to its employees under the ESPP. Under the terms of this plan, all employees are eligible to purchase shares at 90 percent of the stock's market price at the date of purchase. The Company sold 12,921 shares, 10,373 shares and 16,685 shares to employees in 2002, 2001 and 2000, respectively.

Under the Director Stock and Option Plan (DSOP), on May 1 of each year that the DSOP is in effect, each nonemployee director of the Company holding that position receives, as part of his or her annual retainer, a stock payment of 300 shares of common stock and options to purchase 3,000 shares of common stock. The exercise price for each option equals the mean between the highest and lowest quoted selling price for the Company's common stock in the New York Stock Exchange Composite Transactions on the last day in April for which the New York Stock Exchange is open for trading in the year of the grant. Options granted under the plan are generally not exercisable until six months after the date of the grant and have a 10-year term. Stock delivered under the DSOP may be made available from authorized but unissued shares, treasury stock or shares purchased on the open market.

In December, 2002, the Board of Directors, upon the recommendation of the Compensation-Nominating Committee, amended the DSOP. Under the DSOP, each nonemployee director of the Company will receive, as part of his or her annual retainer beginning in May 2003, an annual award of 1,000 deferred shares of common stock of the Company, which will replace the annual grant of 300 shares and 3,000 options previously provided for by the plan. Deferred shares are automatically deferred until the earliest of (i) the director's retirement from the Company's Board of Directors following attaining the age of 70, (ii) one year after the director ceases to be a director of the Company for any other reason, and (iii) a change of control of the Company and are not delivered by the Company until such date. Directors may elect to defer receipt of common stock in whole or in part for a period of time after the date on which distribution would otherwise occur by making an election to receive shares of common stock in installments no later than the calendar year prior to the year in which the distribution would otherwise occur. The director is entitled to receive amounts representing dividends from such deferred shares equal to dividends paid with respect to a like number of shares of common stock of the Company. Each director can make an election from time to time as to whether to receive dividends in the form of cash payments or in the form of additional deferred shares. A bookkeeping account is maintained for each nonemployee director. Each grant of deferred shares is automatically deferred and credited to the account of the director. The account of a director who elects to receive dividends in the form of additional deferred shares is credited with a number of deferred shares determined by dividing the amount of the dividend by the mean price of a share of Company common stock on the New York Stock Exchange on the dividend payment date. Deferred shares do not entitle a director to vote on any matter to be considered by the Company's shareholders prior to the date of distribution of common stock and are generally not transferable other than upon a director's death.

Under APB Opinion No. 25, no compensation cost has been recognized for nonqualified stock options and shares issued under the ESPP. The compensation cost that has been charged against net income for restricted stock awards was $2,401,000, $595,000 and $396,000 for the years ended September 30, 2002, 2001 and 2000, respectively. Had compensation cost for new grants issued in each of the fiscal years for stock options (under both LTIC and DSOP), restricted stock awards and shares issued under the ESPP been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

(In Thousands, except per-share amounts)
Fiscal Years	2002	2001	2000
Net income:
As reported	$89,071	$96,939	$82,942
Pro forma	87,353	96,101	82,312
Earnings per average
common share:
As reported	$ 2.51	$ 2.74	$ 2.34
Pro forma	2.46	2.72	2.32

The fair value of each option grant used to determine pro forma net income is estimated as of the date of grant using a variation of the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in the years ended September 30, 2002, 2001 and 2000.

Fiscal Years	2002	2001	2000
Expected volatility	24.73%	21.31%	18.45%
Dividend yield	6.2%	5.1%	6.0%
Risk-free interest rate	3.12%	5.86%	5.98%
Expected lives (years)	3	3	4
Weighted average fair value	$4.84	$3.69	$4.01

16: ADVANCES TO ELWOOD PARTNERSHIP AND PROJECT FINANCING

The Company had made loans and advances to Elwood for the purpose of providing construction capital for the 750-megawatt expansion of the Elwood power facility. The Company accrued interest on the loans and advances at market-based interest rates. At September 30, 2001, the total advances equaled $147.6 million.

In the first quarter of fiscal 2002, Elwood obtained permanent financing for its peaking facility through a $402 million bond issuance. Elwood returned $194.7 million to the Company which the Company recorded as a repayment of the advances it had made to Elwood and a partial return of its capital investment in the partnership.

The Elwood permanent financing bonds are nonrecourse senior obligations that carry a coupon of 8.159%, with the final amortizing principal payment occurring in 2026. The bonds have been rated Baa3 by Moody's and BB+ by Standard & Poor's.

Under the terms of the financing, the Company has guaranteed Elwood's obligation to fund a debt service reserve account for the bonds through July 2026 and up to a maximum of $16.5 million.

17: QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial data does not always reveal the trend of the Company's business operations due to nonrecurring items and seasonal weather patterns which affect earnings, and related components of net revenues and operating income.

					Diluted
			Operating		Earnings
	Operating	Operating	and Equity		Per
Fiscal Quarters	Revenues	Income	Investment Income	Net Income	Share
	(In Thousands, except per-share amounts)
2002
Fourth	$ 235,002	$ (1,852)	$ 10,701	$ 1,720	$ 0.05
Third	347,149	9,256	11,587	1,336	0.04
Second	522,835	99,596	99,018	54,994	1.55
First	377,548	64,348	60,839	31,021	0.87

2001
Fourth	$ 160,946	$ (31,730)	$ (15,235)	$ (12,962)	$ (0.37)
Third	318,501	22,929	33,819	12,539	0.35
Second	1,073,789	101,956	112,963	62,225	1.76
First	716,982	68,736	73,533	35,137	0.99

Quarterly financial data for Peoples Gas was as follows:

			Net Income
	Operating	Operating	Applicable to
Fiscal Quarters	Revenues	Income	Common Stock
	(In Thousands)
2002
Fourth	$ 109,563	$ (1,716)	$ (1,460)
Third	207,161	7,467	1,981
Second	348,998	77,801	45,049
First	247,801	57,972	32,248

2001
Fourth	$ 109,955	$(33,017)	$ (21,000)
Third	188,662	22,578	9,268
Second	766,888	89,623	48,698
First	504,391	72,150	38,293

Quarterly financial data for North Shore Gas was as follows:

			Net Income
	Operating	Operating	Applicable to
Fiscal Quarters	Revenues	Income	Common Stock
	(In Thousands)

2002
Fourth	$ 18,323	$ (2,493)	$ (644)
Third	34,742	4,853	2,335
Second	61,740	13,044	7,218
First	41,927	7,813	4,012

2001
Fourth	$ 18,679	$ 2,418	$ 803
Third	31,811	1,872	536
Second	136,247	13,619	7,499
First	87,779	10,750	5,742

Quarterly earnings-per-share amounts are based on the weighted average common shares outstanding for each quarter and, therefore, might not equal the amount computed for the total year.

18: SUPPLEMENTAL OIL AND GAS DISCLOSURES (Unaudited)

In the first quarter of fiscal 2002, the Company changed its method of accounting for oil and gas properties from the full cost method to the successful efforts method (see Note 1H). Results for fiscal 2001 have been restated to reflect this change in accounting methods.

A. Oil and Gas Operations

The following table sets forth revenue and direct cost information relating to the Company's oil and gas exploration and production activities. The Company has no long-term agreements to purchase oil or gas production from foreign governments or authorities.

For Fiscal Year Ended September 30,	2002	2001
(In Thousands)

Oil and gas production revenues (1)	$ 65,710	$ 53,988
Operating costs:
Depreciation, depletion,
amortization and impairments	27,166	22,257
Lease operating expenses	7,675	7,626
Exploration expense	981	1,982
Production taxes	3,078	5,037
Income tax	5,034	1,409
	43,934	38,311

Results of operations for producing activities
(excluding corporate overhead, general
and administrative costs and financing costs)	$ 21,776	$ 15,677
Amortization rate per Mcfe (2)	$ 1.40	$ 1.39

(1) Includes hedge losses of $18.7 million in 2001 and hedge gains of $9.9 million in 2002.
(2) Amortization rate per Mcfe reflects only depreciation, depletion and amortization of capitalized costs of proved oil and gas properties.

B. Costs Not Being Amortized

Following is a summary of costs excluded from the depletion base at September 30, 2002 by year incurred. At this time, the Company is unable to predict either the timing of the inclusion of these costs and the related natural gas and oil reserves in its depletion computation or their potential future impact on depletion rates.

For Fiscal Year Ended September 30,	2002	2001	Prior Years	Total
(In Thousands)

Property acquisition costs	$94	$31	$9,453	$9,578
Exploration and development	--	--	--	--

Total	$94	$31	$9,453	$9,578

C. Capitalized Costs Incurred

The following table sets forth the capitalized costs incurred in oil and gas producing activities:

For Fiscal Year Ended September 30,	2002	2001
(In Thousands)

Acquisition of proved properties	$10,291	$ 111,607
Acquisition of unproved properties	--	8,711
Exploration	1,725	3,944
Development	30,471	19,848
Equity investments	2,689	3,838

Total	$45,176	$ 147,948

D. Capitalized Costs

The following table sets forth the capitalized costs and associated accumulated depreciation, depletion and amortization, including impairments, relating to the Company's oil and gas production, exploration and development activities:

For Fiscal Year Ended September 30,	2002	2001
(In Thousands)

Proved properties	$ 284,991	$ 232,572
Unproved properties	9,578	21,370
Total proved and unproved properties	294,569	253,942

Accumulated depreciation, depletion,
amortization and impairments	(79,658)	(42,813)

Net capitalized costs	$ 214,911	$ 211,129

E. Oil and Gas Reserve Information

The Company's proved oil and gas reserve quantities are based on estimates prepared by third-party independent engineering consulting firms in conjunction with the Company's engineers, geologists and geophysicists in accordance with guidelines established by the SEC. The Company's estimates of proved reserve quantities of its properties are prepared by Netherland, Sewell & Associates, Inc., Miller and Lents, Ltd. and Prator Bett, L.L.C.

Estimated quantities of proved oil and natural gas reserves and changes in net quantities of proved developed and undeveloped oil and natural gas reserves were as follows:

			Gas
	Gas	Oil	Equivalent
	MMcf	MBbls	Mmcfe (1)
(In Thousands)
Ending Reserves - September 30, 2000	61,948	841	66,995

Extensions, discoveries and other additions	8,269	144	9,133
Production	(13,565)	(410)	(16,025)
Purchases of reserves in place	61,699	985	67,609
Revisions of previous estimates	(2,141)	492	811
Sales of reserves on place	-	-	-

Ending Reserves - September 30, 2001	116,210	2,052	128,523

Extensions, discoveries and other additions	13,276	290	15,017
Production	(16,842)	(417)	(19,343)
Purchases of reserves in place	12,629	196	13,804
Revisions of previous estimates	(3,404)	(20)	(3,524)
Sales of reserves on place	-	-	-

Ending Reserves - September 30, 2002	121,869	2,101	134,477

Proved Developed Reserves
End of year - September 30, 2000	55,396	728	59,764
End of year - September 30, 2001	95,729	1,452	104,441
End of year - September 30, 2002	90,548	1,412	99,020

(1) Oil reserves and production are converted to gas equivalents based on a conversion of six barrels of oil per Mcf of gas.

Oil and natural gas reserves cannot be measured exactly. Estimates of oil and natural gas reserves require extensive judgments of geologic and reservoir engineering data and are generally less precise than other estimates made in connection with financial disclosures.

Proved reserves are those quantities which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

Assigning monetary values to such estimates, which require extensive judgment, does not reduce the subjectivity and changing nature of such reserve estimates. The uncertainties inherent in the disclosure of oil and gas reserves are compounded by applying additional estimates of the rates and timing of production and the costs that will be incurred in developing and producing the reserves. The information set forth herein is therefore subjective and, since judgments are involved, may not be comparable to estimates submitted by other oil and natural gas producers. In addition, since prices and costs do not remain static and no price or cost escalations or de-escalations have been considered, the results are not necessarily indicative of the estimated fair market value of estimated proved reserves nor of estimated future cash flows.

F. Future Net Cash Flows

Future cash inflows are based on year-end spot prices for oil and gas and do not include the effects of hedges. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.

The following table sets forth unaudited information concerning future net cash flows for oil and gas reserves, net of income tax expense. Income tax expense has been computed using expected future tax rates and giving effects to tax deductions and credits available, under current laws, and which relate to oil and gas producing activities. This information does not purport to present the fair market value of the Company's oil and gas assets, but does present a standardized measure of value disclosure concerning possible future net cash flows that would result under the assumptions used.

For Fiscal Year Ended September 30,	2002	2001
(In Thousands)

Future cash flows	$ 486,093	$ 241,265
Future production and development costs	128,923	90,495
Future income tax expense	122,289	47,056

Future net cash flows	234,881	103,714

Ten percent annual discount for estimated
timing of cash flows	86,283	34,507

Standardized measure of discounted future net cash
flows relating to proved oil and natural gas reserves	$ 148,598	$ 69,207

Future income tax expense includes the effect of Section 29 tax credits for the three months ended December 31, 2002. The future net cash flows before income taxes for fiscal 2002 and 2001 are $357.2 million and $150.8 million, respectively, and after discounting at 10 percent are $227.9 million and $101.3 million, respectively.

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil, natural gas liquids and gas reserves follows:

For Fiscal Year Ended September 30,	2002
(In Thousands)

Beginning of Year	$ 69,207

Revisions of previous estimates
Changes in prices and costs	110,705
Changes in quantities	(6,229)
Additions to proved reserves resulting from extensions,
discoveries and improved recovery, less related costs	31,388
Purchases of reserves in place	23,417
Sales of reserves in place	-
Accretion of discount	10,135
Sales of oil and gas, net of production costs	(45,068)
Net change in income taxes	(47,155)
Timing and other	2,198

Net change	79,391

End of Year	$ 148,598

G. Impact of Pricing

The estimates of cash flows and reserve quantities shown above are based on year-end market prices for oil and gas. Estimates of future liabilities and receivables applicable to oil and gas commodity hedges are not reflected in future cash flows from proved reserves as of the date of the reserve report.